Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

AMONG

BTA OIL PRODUCERS, LLC

AS SELLER

AND

PARSLEY ENERGY, L.P.

AS BUYER

dated

August 15, 2016

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EXHIBITS AND SCHEDULES

Exhibit A	Subject Interests (Listing of Leases)
Exhibit A-1	Easements
Exhibit B	Wells
Exhibit B-1	Mineral and Royalty Interests
Exhibit C	Contracts
Exhibit D	[Reserved]
Exhibit E	Escrow Agreement

Schedule I	Parties for whom BTA Oil Producers, LLC is acting as attorney-in-fact
Schedule 2.03(v)	Excluded Equipment
Schedule 2.03(w)	Excluded Leasehold Interests
Schedule 6	Seller Knowledge Persons
Schedule 6.11	Lawsuits and Claims
Schedule 6.12	Lease Expiration
Schedule 6.13	Commitments, Abandonments and Proposals
Schedule 6.15	No Violation of Laws
Schedule 6.16	Consents
Schedule 6.17	Preferential Purchase Rights
Schedule 6.19	Plugging Obligations
Schedule 11.01	Allocation of Purchase Price
Schedule 14.01	Gas Imbalances

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into this 15th day of August, 2016, by and among BTA OIL PRODUCERS, LLC, a Texas limited liability company, acting individually and as attorney-in-fact for the parties listed on Schedule I to this Agreement (“Seller”) and PARSLEY ENERGY, LP, a Texas limited partnership (“Buyer”). Buyer and Seller are collectively referred to as the “Parties” and individually as a “Party.”

WITNESSETH:

WHEREAS, Seller is willing to sell to Buyer, and Buyer is willing to purchase from Seller, the Assets (as defined in Section 2.02), all upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual benefits derived and to be derived from this Agreement by each Party, Seller and Buyer agree as follows:

Article I

Definitions and Usage

Section 1.01 Definitions. For purposes of this Agreement, the following terms and their variations have the meanings specified or referred to in this Section 1.01:

“Accounting Statement” — as defined in Section 14.02(a).

“Advisor” — as defined in Section 2.03(f).

“Affiliate” — as defined in Section 2.03(g).

“Aggregate Defect Threshold” — as defined in Section 13.01(f).

“Aggregate Environmental Deductible” – as defined in Section 5.04(b).

“Aggregate Title Deductible” – as defined in Section 4.05(c).

“Agreed Imbalance” — as defined in Section 14.01.

“Agreement” — as defined in the first paragraph of this Agreement.

“Allocated Value” — as defined in Section 4.04(c)(ii).

“Asset” or “Assets” — as defined in Section 2.02.

“Assignment” — as defined in Section 4.06.

“Assumed Environmental Obligations” — as defined in Section 5.02(a).

“Assumed Obligations” — as defined in Section 16.02.

“Business Day” — as defined in Section 4.07(c).

“Buyer” — as defined in the first paragraph of this Agreement.

“Buyer Indemnitees” — as defined in Section 16.04.

“Buyer’s Environmental Consultant” — as defined in Section 5.01(a).

“Buyer’s Environmental Review” — as defined in Section 5.01(a).

“Claim” — as defined in Section 16.05(b).

“Claim Notice” — as defined in Section 16.05(b).

“Closing” — as defined in Section 12.01.

“Closing Date” — as defined in Section 12.01.

“Closing Statement” — as defined in Section 12.03.

“Code” — as defined in Section 8.01.

“Confidentiality Agreement” — as defined in Section 4.01.

“Contracts” — as defined in Section 2.02(f).

“Control” — as defined in Section 2.03(g).

“Defensible Title” — as defined in Section 4.02(a).

“Deposit” — as defined in Section 3.02(a).

“Documents” — as defined in Section 18.04.

“DTPA” — as defined in Section 18.20.

“Easements” — as defined in Section 2.02(c).

“Effective Time” — as defined in Section 3.03.

“Environmental Defect” — as defined in Section 5.02(b).

“Environmental Defect Notice” — as defined in Section 5.03.

“Environmental Defect Value” — as defined in Section 5.02(c).

“Environmental Information” — as defined in Section 5.01(b).

“Environmental Laws” — as defined in Section 5.02(d).

“Escrow Agent” – as defined in Section 3.02(a).

“Escrow Agreement” – as defined in Section 3.02(a).

“Examination Period” — as defined in Section 4.01.

“Excluded Assets” — as defined in Section 2.03.

“Final Statement” — as defined in Section 14.02(b).

“Final Settlement Date” — as defined in Section 14.02(a).

“Gas Imbalances” — as defined in Section 14.01.

“Governmental Authority” — as defined in Section 4.02(b)(v)

“Governmental Authorizations” — as defined in Section 6.09.

“Hazardous Substances” — as defined in Section 5.02(e).

“Hydrocarbons” — as defined in Section 2.02(d).

“Indemnified Party” — as defined in Section 16.05(a).

“Indemnifying Party” — as defined in Section 16.05(a).

“Individual Environmental Deductible” – as defined in Section 5.04(b).

“Individual Title Deductible” – as defined in Section 4.05(c).

“Knowledge” — as defined in Article VI.

“Law” — as defined in Section 1.02(a)(v).

“Leases” — as defined in Section 2.02(a).

“Loss” or “Losses” — as defined in Section 16.03.

“Net Revenue Interest” — as defined in Section 4.02(a)(i).

“NORM” — as defined in Section 5.07.

“Notice of Disagreement” — as defined in Section 14.02(a).

“Parties” — as defined in the first paragraph of this Agreement.

“Permitted Encumbrances” — as defined in Section 4.02(b).

“Person” — as defined in Section 2.03(g).

“Personal Property” — as defined in Section 2.02(d).

“PPRs” — as defined in Section 4.07(a).

“Purchase Price” — as defined in Section 3.01.

“Purchase Price Adjustments” — as defined in Section 12.02(c).

“Records” — as defined in Section 2.02(g).

“Representatives” – as defined in the Confidentiality Agreement.

“Retained Obligations” — as defined in Section 16.01.

“Seller” — as defined in the first paragraph of this Agreement.

“Seller Indemnitees” — as defined in Section 15.02(b).

“Seller Ownership Period” — as defined in Section 6.07.

“Seller’s 9-Month Retained Obligations” — as defined in Section 16.01(a).

“Seller’s Indefinite Retained Obligations” — as defined in Section 16.01(c).

“Seller’s Statute of Limitations Retained Obligations” — as defined in Section 16.01(b).

“Subject Interest” or “Subject Interests” — as defined in Section 2.02(a).

“Subject Property” — as defined in Section 5.02(a).

“Tangible Property” — as defined in Section 17.03.

“Taxes” — as defined in Section 2.03(b).

“Third Party” — as defined in Section 4.02(b)(viii).

“Title Benefit” — as defined in Section 4.09.

“Title Defect” — as defined in Section 4.03.

“Title Defect Cure Date” — as defined in Section 4.05(a)(iii).

“Title Defect Notice” — as defined in Section 4.04(a).

“Title Defect Value” — as defined in Section 4.03(b).

“Transfer Taxes” — as defined in Section 11.02.

“Unadjusted Purchase Price” — as defined in Section 3.01.

“Working Interest” — as defined in Section 4.02(a)(ii).

Section 1.02 Usage.

(a) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa;

(ii) reference to any Person includes that Person’s successors and assigns but, if applicable, only if those successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes that Person in any other capacity or individually;

(iii) reference to any gender includes each other gender;

(iv) reference to any agreement, document or instrument means that agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms;

(v) reference to any law, rule, regulation, order or decree of any Governmental Authority including any legislative body, court or administrative agency (“Law”) means that Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated under it, and reference to any section or other provision of any Law means that provision of that Law from time to time in effect and constituting the amendment, modification, codification, replacement or reenactment of that section or other provision;

(vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision of this Agreement;

(vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(viii) “or” is used in the inclusive sense of “and/or”;

(ix) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(x) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments to them;

(xi) references to any Exhibit or Schedule means an Exhibit or Schedule attached to this Agreement, all of which are incorporated into and made a part of this Agreement; and

(xii) references to any Article or Section means an Article or Section of this Agreement.

(b) Unless otherwise specified, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations under this Agreement shall be made, in accordance with United States generally accepted accounting principles.

(c) This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation of this Agreement.

Article II

Assets

Section 2.01 Agreement to Sell and Purchase. Subject to and in accordance with the terms and conditions of this Agreement, Buyer agrees to purchase the Assets from Seller, and Seller agrees to sell the Assets to Buyer.

Section 2.02 Assets. Subject to Section 2.03, the term “Assets” (or in the singular “Asset”) means all of Seller’s undivided interest in and to:

(a) the oil, gas and/or mineral leases described in Exhibit A (the “Leases”), all oil, gas and/or mineral leasehold interests, overriding royalty interests, mineral interests, net profits interests, production payments, operating rights, record title and other similar interests in the Leases, and each and every other kind and character of right, title, claim, and interest in and to the Leases, the lands and depths covered by the Leases along with all fee mineral, royalty and other similar non-leasehold oil, gas or mineral interests and estates in the Leases or in the lands pooled, unitized, communitized or consolidated therewith, including those described in Exhibit A (the “Lands”) and Exhibit B-1 (collectively, the “Subject Interests” or, singularly, a “Subject Interest”);

(b) all rights, privileges, benefits and powers conferred upon Seller as holder of the Subject Interests, with respect to (i) all rights of use and occupation of the surface of and the subsurface depths under the Subject Interests, and (ii) all rights with respect to any pooled, communitized or unitized acreage by virtue of any Subject Interest being a part of a Subject Interest, including all Hydrocarbon production after the Effective Time attributable to the Subject Interests or any such pool or unit allocated to any such Subject Interest;

(c) subject to applicable consents to assignment and other restrictions on transfer, all easements, rights-of-way, surface leases, servitudes, permits, licenses, franchises and other estates or similar rights and privileges directly related to or used solely in connection with the Subject Interests, including those described or referred to in Exhibit A-1 (the “Easements”), and the surface interests described on Exhibit A-1 together with improvements thereon;

(d) all personal property, equipment, fixtures, inventory and improvements located on and used directly in connection with the Subject Interests or the Easements or with the production, treatment, sale, or disposal of oil, gas or other hydrocarbons produced from or attributable to the Subject Interests (collectively, “Hydrocarbons”), byproducts or waste produced from or attributable to the foregoing, including all wellhead equipment, pumps, pumping units, flowlines, gathering systems, piping, tanks, buildings, treatment facilities, disposal facilities, compression facilities, and other materials, supplies, equipment, facilities and machinery (collectively, “Personal Property”);

(e) all wells located on the lands covered by the Subject Interests or on lands with which the Subject Interests may have been pooled, communitized or unitized (whether producing, shut in, or abandoned), including the wells described in Exhibit B (collectively, the “Wells”);

(f) subject to applicable consents to assignment and other restrictions on transfer, all contracts, warranties, agreements and other arrangements, and all express and implied rights that directly relate to the Subject Interests, the Leases or the Easements, including, without limitation, communitization, unitization or pooling agreements, production sales contracts, farmout agreements, subleases, joint venture or partnership agreements, operating agreements, service agreements, exploration agreements, transportation or gathering agreements, agreements for the sale and purchase of Hydrocarbons, processing agreements, surface use agreements and other similar contracts, agreements and other arrangements, including without limitation those described or referred to in Exhibit C (the “Contracts”), provided that “Contracts” shall not include the instruments constituting the Leases;

(g) all books, records, files, muniments of title, reports and similar documents and materials, including lease records, well records, and division order records, well files, well logs, title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Assets), geological and geophysical data and information, contracts and contract files, correspondence, that relate to the foregoing interests in the possession of, and maintained by, Seller (collectively, the “Records”), provided, however, that Seller may retain copies of all geological and geophysical data and information and may retain the copies of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting and auditing purposes; and

(h) all claims and causes of action of Seller (or Buyer, after Closing) (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring after the Effective Time; or (ii) arising after the Effective Time under or with respect to any of the Contracts (including claims for adjustments or refunds).

Section 2.03 Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated by this Agreement (collectively, the “Excluded Assets”):

(a) all trade credits and all accounts, accounts receivable, checks, funds, promissory notes, instruments and general intangibles (as those terms are defined in the Texas Uniform Commercial Code) attributable to the Assets with respect to any period of time prior to the Effective Time;

(b) all claims of Seller for, and rights of Seller to, refunds of or loss carryovers with respect to (i) any Taxes with respect to the Assets for any taxable year or period, or portion thereof, that ends at or before the Effective Time, (ii) any Taxes with respect to the Excluded Assets, or (iii) those other refunds, and rights to them, for amounts paid in connection with the Assets and attributable to the period prior to the Effective Time, including refunds of amounts paid under any Hydrocarbon gathering or transportation agreement; and for purposes of this Agreement, the term “Taxes” means any and all taxes, including any interest, penalties or other additions to tax that may become payable in respect of any tax, imposed by any Governmental Authority, which taxes shall include, without limiting the generality of the foregoing, all income taxes, profits taxes, margin taxes, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, real or personal property taxes, stamp taxes, production taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing;

(c) all proceeds, income, royalties or revenues (and any security or other deposits made) attributable to (i) the Assets for any period prior to the Effective Time or (ii) any other Excluded Assets;

(d) all Hydrocarbons produced from or attributable to the Subject Interests with respect to all periods prior to the Effective Time, together with all proceeds from the sale of those Hydrocarbons;

(e) all of Seller’s proprietary or licensed computer software, technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(f) all documents and instruments of Seller (other than title opinions) (i) that are protected by an attorney-client, work product or other privilege; (ii) prepared by or for counsel of Seller; or (iii) received from any legal advisor of Seller (each, an “Advisor”);

(g) all (i) agreements and correspondence between Seller or any of Seller’s Affiliates and any Advisor relating to the transactions contemplated in this Agreement; (ii) lists of prospective purchasers for those transactions compiled by Seller or any of Seller’s Affiliates or any Advisor; (iii) bids submitted by other prospective purchasers of the Assets; (iv) analyses by Seller or any of Seller’s Affiliates or any Advisor of any bids submitted by any prospective purchaser; (v) correspondence between Seller or any of Seller’s Affiliates or any Advisor, or any of their respective representatives, and any prospective purchaser other than Buyer; and (vi) correspondence between Seller or any of Seller’s Affiliates or any Advisor or any of their respective representatives with respect to any of the bids, the prospective purchasers, the engagement or activities of any Advisor, or the transactions contemplated in this Agreement; and for purposes of this Agreement, the term “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with that Person, where the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person; and the term “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity;

(h) all data and other information that cannot legally be disclosed or assigned to Buyer as a result of confidentiality or similar arrangements under agreements with Persons not Affiliates of Seller, even if such data or other information is inadvertently disclosed or provided to Buyer (in which case Buyer shall promptly return such data or information to Seller);

(i) all corporate, partnership and limited liability company financial and income tax books, accounts, records and documents of Seller or any of Seller’s Affiliates;

(j) all claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time; (ii) arising prior to the Effective Time under or with respect to any of the Contracts (including claims for adjustments or refunds); or (iii) with respect to any of the Excluded Assets;

(k) all rights and interests of Seller (i) under any policy or agreement of insurance or indemnity; (ii) under any bond; or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time;

(l) all amounts due or payable to any Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Time;

(m) all amounts resulting from derivative contracts or similar agreements used to manage oil, natural gas, products or other commodity prices whether deemed a hedge, non-hedge or ineffective hedge transaction;

(n) all funds held in suspense accounts related to the Assets;

(o) all vehicles, vessels, trailers, software, employees, computers and associated peripherals and all radio, telephone and other communication equipment not related to the Assets;

(p) all oil, gas or other mineral reserve reports, and all environmental site assessments, reports and related data and information;

(q) all rights or benefits under or in connection with any State or Federal candidate conservation agreements or similar agreements;

(r) all books, records and files that relate only to the Excluded Assets;

(s) any records retained by Seller pursuant to Section 2.02(g);

(t) all rights of Seller under this Agreement or under any instruments executed and delivered in connection with the Closing;

(u) Seller’s area wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(v) the equipment and other personal property described in Schedule 2.03(v) contained in the Cox Yard located on the Lands; and

(w) all of Seller’s right, title and interest in and to (A) the portion of the oil and gas leases described in Schedule 2.03(w) which is owned by Herd Partners, Ltd., and (B) that portion of the oil and gas leases described in Schedule 2.03(w) obtained under the Calverley option which is more particularly described in Schedule 2.03(w).

Article III

Purchase Price

Section 3.01 Purchase Price. The total consideration for the purchase, sale and conveyance of the Assets to Buyer is Buyer’s payment to Seller of the sum of FOUR HUNDRED MILLION AND NO/100 Dollars ($400,000,000.00) (the “Unadjusted Purchase Price”), as adjusted in accordance with the provisions of this Agreement (the “Purchase Price”).

Section 3.02 Deposit.

(a) Within three (3) Business Days following the execution and delivery of this Agreement by Buyer and Seller, Buyer shall deposit into escrow a performance guarantee deposit in an amount equal to five percent (5%) of the Unadjusted Purchase Price (together with any accrued interest thereon, the “Deposit”). The Deposit shall be paid by Buyer to BOKF, NA d/b/a Bank of Texas (the “Escrow Agent”) pursuant to an Escrow Agreement substantially in the form attached hereto as Exhibit E (the “Escrow Agreement”). Seller and Buyer shall each be responsible for one-half of all fees and expenses associated with the Escrow Agreement.

(b) If the Deposit is not deposited by Buyer with the Escrow Agent on or before the time set forth above, then this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement. If the Closing occurs, the Parties shall cause the Deposit to be delivered by the Escrow Agent to Seller and the Deposit shall be applied as part of the payment of the Purchase Price, and the amount payable by Buyer at the Closing shall be reduced by the amount of the Deposit in accordance with Section 12.02.

(c) If the Agreement is terminated without the Closing having occurred, the Deposit shall be applied as provided in Article XIII.

Section 3.03 Effective Time. If the transactions contemplated by this Agreement are consummated in accordance with the terms and provisions of this Agreement, the ownership of the Assets shall be transferred from Seller to Buyer on the Closing Date, and effective as of 7:00 a.m. local time where the Assets are located on September 1, 2016 (the “Effective Time”).

Article IV

Title Matters

Section 4.01 Examination Period. The Examination Period shall run from the date of this Agreement until September 29, 2016 at 5:00 p.m., local time in Midland, Texas (the “Examination Period”). During the Examination Period, Seller shall permit Buyer and/or its authorized representatives to examine, during normal business hours, in the offices of Seller, all abstracts of title, title opinions, title files, ownership maps, lease files, contract files, assignments, division orders and royalty accounting records pertaining to the Assets insofar as same may now be in existence and in the possession of Seller or Seller’s Affiliates, subject to such restrictions on disclosure as may exist under confidentiality agreements or other agreements binding on Seller or such data. Such examination shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or otherwise impede the efforts of Seller to comply with Seller’s other obligations under this Agreement. Any such examination by Buyer shall be at Buyer’s sole cost and expense. All information made available to Buyer, whether disclosed pursuant to this Agreement or otherwise, shall be maintained confidential by Buyer as provided in the Confidentiality Agreement dated August 4, 2016, between Seller and Buyer (the “Confidentiality Agreement”), the terms of which are incorporated into this Agreement by this reference and made a part of this Agreement; provided that the Parties hereby agree to supplement and amend the Confidentiality Agreement to provide the following: “This Agreement shall terminate and be of no further force or effect upon the Closing as defined in the Purchase and Sale Agreement between the parties; provided if the Closing does not occur this Agreement shall be of no force or effect one year from the date hereof; provided that, without limiting the Recipient’s other obligations contained herein, the obligations set forth herein shall continue with respect to any Confidential Information not returned or destroyed in accordance with the provisions hereof”. Buyer shall use commercially-reasonable efforts to ensure that Buyer’s Representatives, as defined in the Confidentiality Agreement, comply with the provisions of the Confidentiality Agreement, and shall be responsible for any disclosure or other breach of such provisions by any such Persons. Buyer shall not contact any of the customers or suppliers of Seller or Seller’s working interest co-owners or operators, in connection with the transactions contemplated by this Agreement, whether in person or by telephone, mail or other means of communication, without the specific prior written consent of Seller, which consent shall not be unreasonably withheld.

Section 4.02 Defensible Title and Permitted Encumbrances .

(a) For purposes of this Agreement, the term “Defensible Title” means, with respect to a given Asset, such ownership by Seller in that Asset that, subject to and except for Permitted Encumbrances:

(i) with respect to each Asset described on Exhibit A, Exhibit B or Exhibit B-1, entitles Seller (and Buyer after Closing) to receive as of the Effective Time, not less than the percentage or decimal interest set forth on Schedule 11.01 as Seller’s “Net Revenue Interest” in all or a portion of such Asset, as specified with respect to the specific depths or areal description for such Asset set forth in Schedule 11.01;

(ii) with respect to each Asset described in Exhibit A, Exhibit B or Exhibit B-1, obligates Seller (and Buyer after Closing) to bear not greater than the percentage or decimal interest set forth in Schedule 11.01 as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation in all or a portion of such Asset, as specified with respect to the specific depths or areal description for such Asset set forth in Schedule 11.01, except to the extent any such increase is accompanied by a proportionate increase in the applicable Net Revenue Interest;

(iii) with respect to each Asset identified in Exhibit A, Exhibit B or Exhibit B-1, entitles Seller (and Buyer after Closing) to not less than the number of Net Acres set forth in Schedule 11.01. “Net Acre” shall mean, as calculated separately with respect to each Asset, or portion thereof (whether to an areal or subsurface extent), described on Schedule 11.01, (1) the number of gross acres in the lands covered by such Asset, multiplied by (2) the lessor’s undivided percentage interest in oil or gas covered by such Asset, or portion thereof, in such lands, multiplied by (3) Seller’s working interest in such Asset; provided that, if items (2) and/or (3) vary as to different areas or depths of such lands covered by such Asset, or portion thereof, a separate calculation in accordance herewith shall be performed for each such area or depth as if it were a separate Asset;

(iv) with respect to each Asset constituting a mineral interest, royalty interest or overriding royalty interest identified in Exhibit B-1, entitles Seller (and Buyer after Closing) to not less than the percentage interest in the gross acres described on Schedule 11.01 with respect to the specific depths or areal description for such Asset set forth in Schedule 11.01;

(v) is free and clear of all liens, encumbrances, security interests, pledges and other defects in title that materially impact the ownership or operation of the Assets or prevent Seller (or Buyer after Closing) from receiving payment from the purchasers of production from any producing Asset; and

(vi) is free from any defect, fact, circumstance, event, or condition, including without limitation lack of commercial production from any Well, that would extinguish or materially restrict Buyer’s right (after Closing) to hold, use, occupy, or operate any Asset upon Closing, as owner, lessee, licensee, or permittee, as applicable.

(b) The term “Permitted Encumbrances” means any of the following matters to the extent the same are valid and subsisting and affect the Assets:

(i) the terms and provisions of the Leases and Contracts, but only to the extent that such terms and provisions do not operate to reduce the Net Revenue Interests of Seller below those set forth in Schedule 11.01, as applicable, or increase the Working Interests of Seller above those set forth in Schedule 11.01, as applicable, without a corresponding increase in the Net Revenue Interests;

(ii) any (A) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to the maintenance, development, production or operation of the Assets or for the purpose of developing, producing or processing Hydrocarbons from or in them, and (B) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’ liens or other similar liens, privileges or charges for liquidated amounts arising in the ordinary course of business and incurred prior to the Effective Time (1) that Seller has agreed to assume or pay pursuant to the terms of this Agreement; or (2) for which Seller is responsible for paying or releasing at or after the Closing pursuant to the terms of this Agreement;

(iii) any liens for Taxes and assessments not yet delinquent or that are being contested in good faith;

(iv) any liens or security interests created by law or reserved in oil, gas and other mineral leases for royalty, bonus or rental, or created to secure compliance with the terms of any of the Assets;

(v) any obligations or duties affecting the Assets to any federal, state, county, municipal or local government authority or judicial or regulatory agency or instrumentality (“Governmental Authority”) with respect to any franchise, grant, license or permit and all applicable Law or any Governmental Authority;

(vi) any (A) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, hunting, lodging, canals, ditches, reservoirs or the like, and (B) easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other similar rights-of-way on, over or in respect of property owned or leased by Seller or over which Seller owns rights-of-way, easements, permits or licenses, to the extent that (A) and (B) do not materially interfere with the operations currently conducted on the Assets;

(vii) all royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of Hydrocarbon production created or in existence as of the Effective Time, whether recorded or unrecorded, provided that such matters do not operate to reduce the Net Revenue Interests of Seller below those set forth in Schedule 11.01 or increase the Working Interests of Seller above those set forth in Schedule 11.01 without a corresponding increase in the Net Revenue Interests;

(viii) the existence of all Third Party preferential rights to purchase and Third Party consents to assignment, but only to the extent they will burden the Assets after the Closing; and for purposes of this Agreement, the term “Third Party” means any Person or entity, governmental or otherwise, other than Seller, Buyer and their respective Affiliates;

(ix) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil, gas or other mineral leases or interests in them that are customarily obtained or made subsequent to such sale or conveyance;

(x) liens and security interests that will be released at Closing as provided in Section 12.04(g);

(xi) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets and the applicable Law;

(xii) all defects and irregularities affecting the Assets that, individually or in the aggregate, (A) do not operate to (1) reduce the Net Revenue Interests of Seller, (2) increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interests of Seller, or (3) otherwise interfere materially with the operation, value or use of the Assets; or (B) operate to increase the proportionate share of costs and expenses of leasehold operations attributable to or to be borne by the Working Interest of Seller, so long as there is a proportionate increase in Seller’s Net Revenue Interests;

(xiii) the presence or lack of production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing or deferred production agreements; processing agreements; plant or compression agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or geophysical permits or agreements; and any and all other agreements that have terms that are ordinary and customary to the oil, gas, sulphur and other mineral exploration, development, processing or extraction business or in the business of processing of gas and gas condensate or liquids production for the extraction of products from them; to the extent the agreements and instruments referenced in this subparagraph do not reduce the Net Revenue Interests of Seller below those set forth in Schedule 11.01 or increase the Working Interests of Seller above those set forth in Schedule 11.01 without a corresponding increase in the Net Revenue Interests or otherwise materially adversely affect the rights of Buyer in the Assets;

(xiv) farmout or farmin agreements, to the extent they do not reduce the Net Revenue Interests of Seller below those set forth in Schedule 11.01 or increase the Working Interests of Seller above those set forth in Schedule 11.01 without a corresponding increase in the Net Revenue Interests or otherwise materially adversely affect the rights of Buyer in the Assets;

(xv) rights of any owners or lessees of any oil and gas interests in formations, strata, horizons or depths other than the formations, strata, horizons or depths included in the Assets, to the extent such rights do not materially adversely affect the rights of Buyer in the Assets; and

(xvi) all Title Defects expressly waived by Buyer in writing or that have been deemed to have been waived or not otherwise to be Title Defects under Section 4.04(a) or Section 4.05(c) or any other provision of this Agreement.

Section 4.03 Title Defects .

(a) The term “Title Defect,” as used in this Agreement, means any impairment, encumbrance, lien, encroachment, irregularity, defect in, or dispute concerning Seller’s ownership of or title to any Asset (excluding Permitted Encumbrances) that causes Seller not to have Defensible Title to that Asset (without duplication). Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as a Title Defect or a breach of Seller’s special warranty of title in the Assignment: (a) defects or irregularities arising out of acknowledgment of documents, lack of entity authorization or a variation in entity name, unless Buyer provides affirmative evidence that such entity action or variation was not authorized and results in another Person’s superior claim of title to the relevant Asset; (b) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (c) defects or irregularities resulting from or related to probate proceedings or the lack of probate proceedings if the defects or irregularities have been outstanding for five (5) years or more; (d) conventional rights or reassignment normally actuated by an intent to abandon or release a Lease and requiring notice to the holders of such rights; (e) lack of a survey, unless a survey is required by Law; (f) matters based solely on assertions that Seller’s (or the applicable operator’s) files lack information (including title opinions), to the extent that such information is not material or is otherwise available; (g) unreleased instruments (including prior oil, gas and/or mineral leases and mortgages) which may be reasonably cured by an affidavit of non-production and non-development or other affidavit in accordance with industry standards, absent reasonable evidence that such instruments continue in force and effect and constitute a superior claim of title to an Asset; or (h) calls on oil and/or gas production under existing Contracts, provided that the holder of such right must pay market price for any production purchased by virtue of such call on production.

(b) Subject to Section 4.04(a), the value attributable to each Title Defect (the “Title Defect Value”) that is asserted by Buyer in a Title Defect Notice shall be determined in good faith based upon the criteria set forth below:

(i) If the Title Defect asserted will reduce or prevent Buyer from receiving payment from the purchasers of production from such Asset, then the Title Defect Value of such Title Defect shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the discounted economic effect of the Title Defect over the life of the affected Asset, the values placed upon the Title Defect by Buyer and Seller and such other factors as are reasonably necessary to make a proper evaluation and determination of such Title Defect Value;

(ii) If the Title Defect asserted is that Seller’s Net Revenue Interest in all or a portion of such Asset is less than the Net Revenue Interest that is attributable thereto set forth on Schedule 11.01, as specified with respect to the specific depths or areal description for such Asset, then the Title Defect Value of such Title Defect shall be the product of the Allocated Value of such Asset, multiplied by a fraction, (A) the numerator of which is an amount equal to the remainder of (1) the Net Revenue Interest for such portion of the Asset set forth on Schedule 11.01 minus (2) the Net Revenue Interest for such portion of the Asset owned by Seller, and (B) the denominator of which is the Net Revenue Interest for such Asset set forth on Schedule 11.01;

(iii) If the Title Defect asserted is that Seller’s working interest in all or a portion of such Asset is greater than the Working Interest that is attributable thereto and set forth on Schedule 11.01, as specified with respect to the specific depths or areal description for such Asset, without a corresponding and proportionate increase in Net Revenue Interest, then the Title Defect Value of such Title Defect shall be determined by taking into account the Allocated Value of such Asset, the relative change in the interest, the discounted economic effect of the Title Defect over the life of such Asset, and such other reasonable factors as are necessary to make a proper evaluation;

(iv) If the Title Defect asserted is that Seller’s number of Net Acres in all or a portion of such Asset is below the number of Net Acres that is attributable thereto and set forth on Schedule 11.01, as specified with respect to the specific depths or areal description for such Asset, then the Title Defect Value of such Title Defect shall be the product of the Allocated Value of such Asset, multiplied by a fraction, (A) the numerator of which is an amount equal to the remainder of (1) the Net Acres for such portion of the Asset set forth on Schedule 11.01 minus (2) the Net Acres for such Asset owned by Seller and (B) the denominator of which is the Net Acres for such portion of the Asset set forth on Schedule 11.01;

(v) If the Title Defect asserted is that (i) Seller owns a percentage interest with respect to a mineral interest, royalty interest or overriding royalty interest less than the percentage interest shown on Schedule 11.01, or (ii) as to a mineral interest, royalty interest or overriding royalty interest owned by Seller shown on Schedule 11.01, the number of gross acres covered by such percentage interest shown on Schedule 11.01 is less than the gross acres amount shown on such exhibit, then the Title Defect Value of such Asset shall be determined by taking into account the Allocated Value of such Asset, the relative change in the gross acres or the percentage interest, and such other reasonable factors as are necessary to make a proper evaluation;

(vi) If the Title Defect asserted is that an Asset is subject to any lien or encumbrance other than Permitted Encumbrances, then the Title Defect Value of such Title Defect shall be the amount necessary to be paid to remove such lien or encumbrance from the Asset, not to exceed the Allocated Value of the affected Asset; and

(vii) If the Title Defect asserted is based on a defect not described in (i) through (vi) above, then the Title Defect Value of such Title Defect shall be determined by taking into account the Allocated Value of the affected Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect, the discounted economic effect of the Title Defect over the life of the affected Asset, the values placed upon the Title Defect by Buyer and Seller and such other factors as are reasonably necessary to make a proper evaluation and determination of such adjustment.

(viii) In the event a Title Defect affects some, but not all, of the depths for the applicable Asset described on Exhibit A, Exhibit B or Exhibit B-1 with respect to such Asset, then the Title Defect Value of such Title Defects shall be determined by taking into account the Allocated Value for such Asset, the portion, including applicable depths described on Exhibit A, Exhibit B or Exhibit B-1 with respect thereto, of the Asset affected by the Title Defect, the legal effect of the Title Defect, the discounted economic effect of the Title Defect over the life of the affected Asset, and such other factors as are reasonably necessary to make a proper evaluation and determination of such adjustment.

(c) If a Title Defect affects an Asset that may be subject to a change in interest after payout of the costs associated with drilling, completing, and operating such Asset, the consequences of that fact shall be taken into account in determining the Title Defect Value.

Section 4.04 Notice of Title Defects.

(a) If Buyer discovers any alleged Title Defect affecting any Asset, Buyer shall notify Seller of the alleged Title Defect as promptly as possible but no later than five (5) days before Closing. To be effective, this notice (a “Title Defect Notice”) must (i) be in writing; (ii) be received by Seller no later than five (5) days before Closing; (iii) include a description and explanation of the Title Defect and the Asset affected thereby, (iv) include such supporting documents relied upon by Buyer to determine the existence of any such Title Defect (including, if applicable, a title abstract or “run-sheet”), (v) include the Allocated Value of the Asset affected by such Title Defect, and (vi) include Buyer’s good faith estimate of the Title Defect Value, and the computations upon which Buyer’s belief is based. “Title Defect Value” shall mean the amount determined in accordance with Section 4.03, as applicable, or as otherwise agreed to by the Parties; provided, however, notwithstanding anything to the contrary herein, in no event shall (x) the cumulative Title Defect Values for all Title Defects affecting an Asset exceed the Allocated Value of the affected Asset, and (y) the Title Defect Value for any Title Defect duplicate, or include any amounts reflected in, the Title Defect Value for any other Title Defect for the same Asset. Any matters that otherwise may have constituted Title Defects, but that are not so described in a timely Title Defect Notice complying and delivered in accordance with this Section 4.04(a), shall be deemed to have been waived by Buyer for all purposes and shall constitute Permitted Encumbrances, except to the extent such Title Defects constitute a breach of Section 4.06.

(b) After receipt of an effective Title Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Title Defect at any time prior to the Closing.

(c) To give Seller an opportunity to commence reviewing possible Title Defects, Buyer shall use reasonable efforts to give Seller, on or before 5:00 p.m. Central Time each Friday prior to the expiration of the Examination Period, notice of all Title Defects discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period.

Section 4.05 Remedies for Title Defects.

(a) If Buyer notifies Seller of any Title Defect as provided in Section 4.04, and Seller refuses or is unable to cure the Title Defect before Closing, then Seller shall choose one of the following rights and remedies with respect to the uncured Title Defect(s) in the Asset, unless the parties otherwise agree in writing:

(i) Seller shall reduce the Purchase Price by the Title Defect Value and convey the affected Asset to Buyer at Closing;

(ii) Seller shall retain the entirety of the Asset that is subject to such asserted Title Defect, together with all other Assets associated with such Asset, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such excluded Asset; or

(iii) Seller shall retain the entirety of the Asset that is subject to such asserted Title Defect, together with all other Assets associated with such Asset, and attempt to cure the Title Defect on or before the ninetieth (90th) day after the Closing Date (the “Title Defect Cure Date”), in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such retained Asset, and in the event such Title Defect is cured during such period, Seller shall convey such Asset to Buyer on or before the Title Defect Cure Date by an Assignment and Bill of Sale substantially in the form of the Assignment and the Allocated Value of such Asset shall be included as an upward adjustment to the Purchase Price as set forth on the Final Statement, but in the event such Title Defect is not cured during such period, Seller shall retain the entirety of the Asset that is subject to such asserted Title Defect and there shall be no further adjustment to the Purchase Price with respect to such retained Asset.

(iv) In addition to the foregoing rights and remedies set forth in subparts (i), (ii) and (iii) of this Section 4.05(a), Seller and Buyer will have the termination rights set forth in Section 13.01.

(b) If any Title Defect is in the nature of a preferential right to purchase or an unobtained consent to assignment or other restriction on assignability, the provisions of Section 4.07 and Section 4.08, respectively, shall apply.

(c) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller (i) for individual asserted Title Defects that do not exceed $50,000.00 (“Individual Title Deductible”), which will be deemed to be Permitted Encumbrances; and (ii) until the aggregate amount of the Title Defect Amounts for all such asserted Title Defects that exceed the Individual Title Deductible, excluding any asserted Title Defects cured or disputed by Seller, exceeds one percent (1%) of the Unadjusted Purchase Price (the “Aggregate Title Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies elected by Seller only to the extent the sum of the Title Defect Values for such asserted Title Defects exceeds the Aggregate Title Deductible; provided, however, that to the extent Seller’s ownership interest in any Asset is divided, for allocation purposes, among more than one exhibit or schedule to this Agreement, the Individual Title Deductible shall apply only once with respect to each such Asset.

(d) Buyer and Seller agree to use commercially reasonable efforts to resolve, prior to Closing, any disagreements relating to (i) the existence of any asserted Title Defect, (ii) the Title Defect Value attributable to a Title Defect, or (iii) the existence or value of any asserted Title Benefit.

Section 4.06 Special Warranty of Title. The documents to be executed and delivered by Seller to Buyer transferring title to the Assets as required hereby, including any Assignment and Bill of Sale or other documents customarily used in transactions of the type contemplated by this Agreement and agreed-to by the Parties (the “Assignment”), shall provide for a special warranty of title warranting title by, through and under Seller, but not otherwise, subject to the Permitted Encumbrances and the terms of this Agreement. Buyer’s remedy for breach of Seller’s special warranty of title in the Assignment shall be limited to an amount not exceeding the Allocated Value of the affected Asset.

Section 4.07 Preferential Rights To Purchase.

(a) Seller shall use commercially reasonable efforts, to comply with all preferential right to purchase provisions relative to any Asset (“PPRs”) prior to the Closing, but without any obligation to incur or pay any costs, fees or payments other than costs customarily related to giving notices to PPR holders and consummating the exercise of PPRs prior to Closing. Prior to the Closing, Seller shall notify Buyer of the existence of any known PPRs and if any PPRs are exercised or if the requisite period has elapsed without said rights having been exercised.

(b) If, as of the Closing Date, a Third Party holder of a PPR has timely and properly notified Seller that it elects to exercise its PPR with respect to the Assets to which its PPR applies (determined by and in accordance with the agreement in which the PPR arises), then the Assets covered by that PPR will be sold to such holder of the PPR subject to the terms and conditions of this Agreement, and will not be sold to the Party originally executing this Agreement as “Buyer” (subject to the remaining provisions in this Article) and the Unadjusted Purchase Price will be reduced by the Allocated Value of such excluded Assets. Buyer shall remain obligated to purchase the remainder of the Assets not affected by an exercised PPR; provided, however, if the aggregate value of (1) the Assets excluded from the sale to Buyer by the exercise of such PPRs (as determined by the Allocated Values of such excluded Assets subject to exercised PPRs), and (2) any Assets subject to a PPR that has not been exercised (whether due to the PPR notice period or otherwise) exceeds twenty percent (20%) of the Unadjusted Purchase Price, then Buyer may terminate this Agreement by written notice to Seller prior to Closing without penalty. Upon the consummation of the sale of any Assets to the holder of such PPR, any such Assets shall be deemed for all purposes to constitute “Excluded Assets”.

(c) After the Closing, if for any reason the purchase and sale of the Assets covered by a PPR exercised prior to Closing under (b) above is not or cannot be consummated with the holder of the PPR that exercised its PPR, Seller may so notify Buyer and within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Assets pursuant to the terms of this Agreement and for the Allocated Value of such Assets (except the Closing Date with respect to such Assets will be the date of assignment of such Assets from Seller to Buyer). For the purpose of this Agreement, the term “Business Day” means any calendar day excluding Saturdays, Sundays and other days on which national banks are closed for business in Midland, Texas.

(d) Any interest in the Assets covered by any unexercised PPRs (whether due to the PPR notice period or otherwise) shall be conveyed to Buyer at the Closing subject to any PPRs, and Buyer shall assume all duties, obligations and liabilities arising from the PPR. Without limiting the foregoing, if any Third Party elects to purchase all or a part of an interest in any Asset subject to a PPR after the Closing Date, Buyer shall be obligated to convey that interest to that Third Party and shall be entitled to the consideration for the sale of that interest.

Section 4.08 Consents to Assignment.

(a) Seller shall use commercially reasonable efforts, but without any obligation to incur or pay any costs, fees or payments other than costs customarily related to seeking consents from Third Parties, to obtain all necessary consents from Third Parties to assign the Assets prior to the Closing (other than approvals of any relevant Governmental Authority that are customarily obtained after the Closing), and Buyer shall assist Seller with those efforts. However, except as provided in (b) below, any unobtained consents shall not constitute Title Defects.

(b) To the extent any such consents are not obtained prior to Closing and an express provision of the document providing for the consent would render the assignment of some or all of the Assets void or voidable, give rise to a claim for specified liquidated damages or cause the termination of the Lease or other Asset to be assigned as a result of the failure to obtain that consent, then that failure shall constitute a Title Defect as to the portion of the Assets affected thereby and Buyer, at its sole option, shall have the right to exclude such Asset which is subject to a consent to assignment that has not been obtained, by giving Seller written notice of such exclusion at least two (2) Business Days prior to Closing. If Buyer elects to exclude any such Asset, then the Purchase Price shall be reduced at Closing by an amount equal to the Allocated Value of the Asset excluded; provided, however, if the aggregate value of the Assets excluded from the sale to Buyer by the failure to obtain an applicable consent (as determined by the Allocated Values of such excluded Assets subject to such consents) exceeds twenty percent (20%) of the Unadjusted Purchase Price, then Buyer may terminate this Agreement by written notice to Seller prior to Closing without penalty. If Buyer elects to acquire such Asset at Closing even though a consent to assignment has not been obtained, Buyer shall assume all obligations in connection with such failure to obtain such consent, and such obligations shall be Assumed Obligations under this Agreement.

Section 4.09 Title Benefits; Remedies. If either Party discovers any Title Benefit during the Examination Period affecting the Assets, it shall promptly notify the other Party at or before the expiration of the Examination Period. Seller shall be entitled to (i) an offset, equal to the aggregate value of all Title Benefits, to the aggregate amount of all Title Defect Values attributable to the Title Defects reflected on all Title Defect Notices for purpose of determining if the Aggregate Title Deductible or Aggregate Defect Threshold are met; and (ii) an upward adjustment to the Purchase Price if the aggregate amount of Title Benefits exceeds the aggregate amount of all Title Defect Values attributable to the Title Defects reflected on all Title Defect Notices, but only by the amount such excess exceeds one percent (1%) of the Unadjusted Purchase Price. For purposes of this Agreement, the term “Title Benefit” means the Seller’s interest in any Asset that is greater than or in addition to that set forth in Exhibit B, including a Net Revenue Interest that is greater than that set forth in Exhibit B or Seller’s Working Interest in any Asset that is less than the Working Interest set forth in Exhibit B (without a corresponding decrease in the Net Revenue Interest).

Article V

Environmental Matters

Section 5.01 Environmental Review.

(a) Buyer shall have the right to conduct or cause an agent or representative of Buyer reasonably acceptable to Seller (“Buyer’s Environmental Consultant”) to conduct an environmental review of the Assets prior to the expiration of the

Examination Period (“Buyer’s Environmental Review”). The cost and expense of Buyer’s Environmental Review, if any, shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review shall include: (i) a review of Seller’s and the government’s environmental records, including any existing environmental reports or site assessments related to the Assets, (ii) a site visit to inspect the Assets, (iii) interviews with personnel of Seller knowledgeable of the condition and operation of the Assets, who shall be designated by Seller, (iv) any other information gathering and evaluation customarily performed by buyers to evaluate the environmental condition of oil and gas properties in similar transactions; and (v) and such additional evaluations, assessments, or reviews that may be agreed to by Buyer and Seller prior to commencement. Buyer’s Environmental Review shall not include any intrusive test or procedure without the prior written consent of Seller; provided, however, in the event that Buyer’s Environmental Consultant reasonably determines such sampling or testing with respect to an Asset is necessary (based upon industry standards) to determine the existence of an environmental condition and such sampling or testing is denied by Seller, at Buyer’s option, such Property shall be retained by Seller and the Purchase Price shall be reduced by the Allocated Value of such Asset. Buyer shall, and shall cause Buyer’s Environmental Consultant to, (i) consult with Seller before conducting any work comprising Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with the operation of the Assets and (iii) comply with all applicable Law. Seller shall use reasonable efforts, but shall not be required to incur additional costs or expenses, to assist Buyer in obtaining any consents from a Third Party that are required to perform any work comprising Buyer’s Environmental Review, and Buyer shall consult with Seller prior to requesting each such consent. Seller shall have the right to have a representative or representatives accompany Buyer and Buyer’s Environmental Consultant at all times during Buyer’s Environmental Review. With respect to any samples taken in connection with Buyer’s Environmental Review, Seller shall have the right to require Buyer to take split samples and provide one such sample to Seller. Buyer releases, and shall defend, indemnify and hold harmless, Seller Indemnitees from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM A SELLER INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY, BUT SPECIFICALLY EXCLUDING THOSE RESULTING FROM A SELLER INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) arising out of or relating to Buyer’s Environmental Review. The obligations of Buyer set forth in the preceding sentence shall survive the Closing or termination of this Agreement for a period of one (1) year after the date of termination of this Agreement, except as to obligations identified within such one (1) year period, which shall survive the Closing or termination of this Agreement.

(b) Unless otherwise required by applicable Law, Buyer shall, and shall cause Buyer’s Environmental Consultant to, treat confidentially any matters revealed by Buyer’s Environmental Review and any reports or data generated from such review (the “Environmental Information”), and Buyer shall not, and shall cause Buyer’s Environmental Consultant and Buyer’s other Representatives to not, disclose any

Environmental Information to any Governmental Authority or other Third Party without the prior written consent of Seller. Prior to Closing, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. If Buyer, Buyer’s Environmental Consultant or any Third Party to which Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file any protective order or seek any other remedy, as any Seller deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller without charge. The confidentiality and other obligations set forth in this paragraph shall survive the termination of this Agreement.

Section 5.02 Environmental Definitions.

(a) Assumed Environmental Obligations. For purposes of this Agreement, the term “Assumed Environmental Obligations” means, with respect to Seller’s ownership and operation of the Assets conveyed to Buyer if Closing occurs or the condition of the Assets conveyed to Buyer if Closing occurs and any surface or subsurface depths used in connection with such Assets, including any pooled, communitized or unitized acreage by virtue of the Assets being a part of the pooled, communitized or unitized area (collectively, the “Subject Property”), all liabilities, losses, claims, obligations, costs or expenses arising from or relating to the following: (i) any violation or alleged violation of, or non-compliance with applicable Environmental Law prior to, on, or after the Effective Time, including the cost of correcting such violations or noncompliance; (ii) the release, discharge or disposal of Hazardous Substances prior to, on or after the Effective Time, at, on, in, under, from or migrating to or from the Subject Property, including claims for property damage, loss, injury, damage to natural resources, and any investigation, remediation or monitoring with respect to said Hazardous Substances; and (iii) asserted Environmental Defects and those matters that would otherwise be Environmental Defects but for the provisions of Section 5.04(b).

(b) Environmental Defects. For purposes of this Agreement, the term “Environmental Defect” means, with respect to any portion of the Assets, any condition at, under or in, or related to the Assets, which constitutes or would reasonably be expected to give rise to any claim or allegation of non-compliance with, or result in any investigation, removal activities or remediation required under, applicable Environmental Laws; excluding, however any environmental conditions (i) deemed not to be Environmental Defects by application of Section 5.04(b) or (ii) relating to asbestos or NORM as described in Section 5.07.

(c) Environmental Defect Value. For purposes of this Agreement, the term “Environmental Defect Value” means, with respect to any Environmental Defect, the estimated amount of all reasonable costs, associated with the most cost effective remediation, correction, elimination or cure of the Environmental Defect, as reasonably determined in good faith by Buyer’s Environmental Consultant. Any adjustments to the Purchase Price provided for in this Agreement for Environmental Defects shall not exceed the Allocated Value of the Asset affected by such Environmental Defect.

(d) “Environmental Laws” means all Laws pertaining to health (as relates to exposure to Hazardous Substances) or the environment, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Water Pollution Control Act, as amended, the Resources Conservation and Recovery Act, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendment and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and comparable state and local laws.

(e) Hazardous Substances. For purposes of this Agreement, the term “Hazardous Substances” means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls, (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect or (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

Section 5.03 Notice of Environmental Defects. If Buyer discovers any Environmental Defect affecting any Asset, Buyer shall notify Seller of the alleged Environmental Defect as promptly as possible but no later than five (5) days before Closing. To be effective, this notice (an “Environmental Defect Notice”) must (i) be in writing; (ii) be received by Seller no later than five (5) days before Closing; (iii) describe in reasonable detail the Environmental Defect and shall include all data and information in Buyer’s and Buyer’s Environmental Consultant’s possession or control bearing thereon, and the good faith estimated Environmental Defect Value attributable thereto (and the computations upon which Buyer’s estimate is based). Any matters that may otherwise have constituted Environmental Defects, but that are not so described in a timely Environmental Defect Notice complying with this Section 5.03, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation. After receipt of an effective Environmental Defect Notice, Seller shall have the option, but not the obligation, to attempt to cure the Environmental Defect at any time prior to the Closing.

To give Seller an opportunity to commence reviewing possible Environmental Defects, Buyer shall use reasonable efforts to give Seller, on or before 5:00 p.m. Central Time each Friday prior to the expiration of the Examination Period, notice of all Environmental Defects discovered by Buyer during the preceding week, which notice may be preliminary in nature and supplemented prior to the expiration of the Examination Period.

Section 5.04 Remedies for Environmental Defects.

(a) If Buyer notifies Seller of any Environmental Defect as provided in Section 5.03, and Seller refuses or is unable to cure the Environmental Defect to Buyer’s reasonable satisfaction before Closing, Buyer shall choose one of the following rights and remedies with respect to the uncured Environmental Defect(s) in the Assets, unless the parties otherwise agree in writing. The term “cure” or “curative” means, with respect to any Environmental Defect, the undertaking and completion of those actions and activities reasonably necessary to remediate, correct, eliminate or cure such Environmental Defect to the degree necessary such that such Environmental Defect no longer constitutes an Environmental Defect as defined above.

(i) Seller shall reduce the Purchase Price by the Environmental Defect Value, convey the affected Asset(s) to Buyer and Buyer shall thereafter assume all liabilities and responsibility related to such Environmental Defect.

(ii) Seller shall retain the entirety of the Asset that is subject to such asserted Environmental Defect, together with all other Assets associated with such Asset, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such excluded Asset.

(iii) In addition to the foregoing rights and remedies set forth in subparts (i) and (ii) of this Section 5.04, Seller and Buyer will have the termination rights set forth in Section 13.01.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller (i) for individual asserted Environmental Defects that do not exceed $75,000.00 (“Individual Environmental Deductible”), which shall be deemed to be Assumed Obligations, and (ii) until the aggregate amount of the Environmental Defect Values for all such asserted Environmental Defects that exceed the Individual Environmental Deductible, excluding any asserted Environmental Defects cured or disputed by Seller, exceeds one percent (1%) of the Unadjusted Purchase Price (the “Aggregate Environmental Deductible”), after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies elected by Buyer only to the extent the sum of the Environmental Defect Values for such asserted Environmental Defects exceeds the Aggregate Environmental Deductible.

(c) Buyer and Seller agree to use commercially reasonable efforts to resolve, prior to Closing, any disagreement relating to (i) the existence of any asserted Environmental Defect, or (ii) the Environmental Defect Value attributable to an Environmental Defect.

Section 5.05 No Warranty Regarding Environmental Matters. SELLER WILL CONVEY THE ASSETS TO BUYER WITHOUT ANY WARRANTY OF ANY KIND WITH RESPECT TO ENVIRONMENTAL MATTERS OR ENVIRONMENTAL DEFECTS, EXPRESS, STATUTORY OR IMPLIED, NOT EVEN FOR RETURN OF THE PURCHASE PRICE. BUYER’S SOLE REMEDY FOR ENVIRONMENTAL DEFECTS OR OTHER ENVIRONMENTAL MATTERS IS THE ENVIRONMENTAL DEFECT PROCEDURE UNDER THIS ARTICLE V.

Section 5.06 Physical Condition of the Assets. Buyer acknowledges that the Assets have been used by Seller for oil and gas drilling and production operations and related field operations, and that physical changes in the Assets (or adjacent lands) may have occurred as a result of those uses. In this regard, the Assets may also contain unplugged or improperly plugged wells, wellbores or buried pipelines or other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the property.

Section 5.07 NORM. Buyer acknowledges that some oilfield production equipment comprising the Assets may contain asbestos and/or naturally occurring radioactive material (“NORM”). In this regard, Buyer specifically acknowledges that NORM may affix or attach itself to the inside of wellbores, materials and equipment as scale or in other forms, and that wells, materials and equipment comprising the Assets or located on a Lease may contain NORM and that NORM containing materials may have been disposed of on a Lease. Buyer expressly understands that special procedures may be required for the removal and disposal of asbestos and NORM from the Assets if and where they may be found, and Buyer assumes Seller’s liability for or in connection with the assessment, remediation, removal, transportation or disposal of any such materials present on the Assets at or after the Effective Time in accordance with all requirements of any Governmental Authority (INCLUDING THOSE RESULTING FROM A SELLER INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY).

Article VI

Representations and Warranties of Seller

By its execution of this Agreement, Seller represents and warrants to Buyer that the following statements are true and accurate, as of the execution date of this Agreement, the Effective Time and the Closing Date. For the purposes of this Agreement, the phrases “to Seller’s Knowledge” or “to the Knowledge of Seller” or similar phrases shall mean the actual knowledge of those persons described on Schedule 6, after making reasonable inquiry of the appropriate personnel of Seller reasonably expected to have knowledge of the matters qualified by “to Seller’s Knowledge” or similar phrases herein.

Section 6.01 Seller’s Existence. Each non-individual Seller is duly formed, validly existing and in good standing under the laws of the State of its formation, and has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 6.02 Legal Power. Seller has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Seller. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(a) any provision of Seller’s charter and operating agreement or other governing documents;

(b) except for any preferential purchase rights and consents to assignment, any material agreement or instrument to which Seller is a party or by which Seller is bound that affects any of the Assets; or

(c) any judgment, order, ruling or decree applicable to Seller as a party in interest or any Law applicable to Seller’s interest in any of the Assets.

Section 6.03 Execution. The execution, delivery and performance of this Agreement and the transactions it contemplates for Seller are duly and validly authorized by the requisite action, as applicable, on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents this Agreement requires be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing those other documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any Affiliate of Seller for which Buyer has or will have any liabilities or obligations (contingent or otherwise).

Section 6.05 Bankruptcy. There are no bankruptcy, reorganization, receivership or similar arrangement proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

Section 6.06 No Restraining Litigation. There is no suit, action, claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller or the Assets, or any of them, that has materially affected or will materially affect Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 6.07 Taxes. To Seller’s Knowledge, during the Seller Ownership Period, all ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds of production that have become due and payable have been paid in all material respects prior to becoming delinquent, unless contested in good faith. The term “Seller Ownership Period” means, with respect to each Asset, the period beginning on the effective date Seller acquired ownership of the Asset and ending at the Effective Time.

Section 6.08 Contracts. To Seller’s Knowledge, all of Seller’s material Contracts (a) are in full force and effect, and (b) Seller is not in default with respect to any of its material obligations under any of them.

Section 6.09 Governmental Authorizations. To Seller’s Knowledge, it has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications for any of them (the “Governmental Authorizations”) that are presently necessary or required by Seller for Seller’s ownership and operation of the Assets as currently owned and operated by Seller (excluding matters arising under Environmental Laws or relating to Taxes, which are addressed exclusively under Article V and Section 6.07, respectively), and Seller has not received written notice of any violations of such Governmental Authorizations.

Section 6.10 Mortgages and Other Instruments. The transfer of the Assets to Buyer does not violate any material covenants or restrictions imposed on Seller or the Assets by any bank or other financial institution in connection with a mortgage or other instrument executed by, through or under Seller or its Affiliates, and will not result in the creation or imposition of a lien on any portion of the Assets pursuant to any such mortgage or other instrument executed by, through or under Seller or its Affiliates.

Section 6.11 Lawsuits and Claims. Except as set forth on Schedule 6.11, as of the execution date of this Agreement, there is no written demand, material action or lawsuit, nor any compliance order, notice of probable violation or similar governmental action pending or, to Seller’s knowledge, threatened before any court or governmental agency with respect to the Assets.

Section 6.12 Leases. To Seller’s Knowledge, all payments (including all delay rentals, royalties, shut-in royalties and valid calls for payment or prepayment under operating agreements) owing under a Lease from the date Seller acquired such Lease have been made (timely, and before the same became delinquent), except those amounts held in suspense. Seller has not received any notice asserting that Seller is in breach or default (or that a situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under any of the Leases, and to Seller’s Knowledge, no breach or default by any third party (or situation which with the passage of time or giving of notice would create a breach or default) exists under any of the Leases, in each case to the extent such breach or default (whether by Seller or such a third party) could reasonably be expected to have an adverse effect on the ownership, exploration, development, operation, maintenance, value or use of any of the Assets after the Effective Time. Seller further represents that, except as set forth on Schedule 6.12, no Lease has a primary term expiration within the six (6) month period after the Closing Date, unless such Lease is otherwise maintained.

Section 6.13 Commitments, Abandonments and Proposals. Except as set forth on Schedule 6.13: (a) Seller has incurred no expenses, and has made no commitments to make expenditures (and Seller has not entered into any agreements that would obligate Buyer to make expenditures), in connection with the ownership or operation of the Property after the Effective Time for an amount in excess of $50,000 (net to Seller’s interest) for each Well; (b) Seller has not abandoned any wells (or removed any material items of equipment, except those replaced by items of materially equal suitability) on the Assets since the Effective Time; and (c) no written proposals are currently outstanding, to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations, or to abandon any wells, on the Assets.

Section 6.14 Tax Partnerships. Seller represents that the Assets conveyed to Buyer are not subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code, or any similar state statute.

Section 6.15 No Violation of Laws. Except as set forth on Schedule 6.15, to Seller’s Knowledge:

(a) Seller and its Affiliates are not in material violation of any applicable Law (excluding Environmental Laws and Laws relating to Taxes, which are addressed exclusively under Article V and Section 6.07, respectively) with respect to the ownership and operation (where applicable) by Seller of the Assets; and

(b) All oil or gas wells comprising a part of the Assets have been drilled and completed within the boundaries of the applicable Leases or within limits otherwise permitted by a valid and enforceable pooling, unit, or other agreement or contract or by applicable law.

Section 6.16 Consents. As of the Closing Date, except as set forth on Schedule 6.16, there are no restrictions on assignment, including requirements for consents from third parties to any assignment, (in each case) that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller.

Section 6.17 Preferential Purchase Rights. As of the Closing Date, except as set forth on Schedule 6.17, there are no PPRs that are applicable to the transfer of the Assets by Seller to Buyer.

Section 6.18 Payment of Expenses. To Seller’s Knowledge, all expenses incurred by Seller prior to the Effective Time with respect to the Assets operated by Seller (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets) have been, and are being, paid (timely, and before same become delinquent) by Seller, except such expenses as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller.

Section 6.19 Plugging Obligations. There are no Wells included in the Assets in respect of which Seller or any of its Affiliates have received an unresolved order or demand from any Governmental Authority requiring that such Wells be plugged and abandoned, and, except as set forth on Schedule 6.19, to Seller’s Knowledge there are no Wells required, as of the Effective Time, to be plugged pursuant to applicable Laws.

Section 6.20 No Oral Contracts. To Seller’s Knowledge, Seller has not entered into any material oral contract with respect to the Assets, which is still in force and effect.

Section 6.21 No Tag Along Rights. None of the Contracts or other agreements or instruments comprising or related to the Assets include any provisions creating tag-along or similar rights in Third Parties to require Buyer to acquire additional interests from such Third Parties, as result of the transactions contemplated by this Agreement.

Section 6.22 Condition of Wells and Personal Property. To Seller’s Knowledge, all Wells and Personal Property are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and no Well is subject to penalties on allowables on or after the Effective Time because of any overproduction or any other violation of Laws.

Section 6.23 Information. To Seller’s Knowledge, all of the information (written or oral) heretofore or hereafter furnished by Seller with respect to the Assets is true and correct in all material respects and does not omit any information that is necessary to prevent such information from being misleading in any material respect.

Article VII

Representations and Warranties of Buyer

Buyer represents and warrants to Seller that:

Section 7.01 Buyer’s Existence. Buyer is a limited partnership duly formed, validly existing and in good standing under the laws of Texas, and is qualified to conduct business and in good standing in the State of Texas. Buyer has full legal power, right and authority to carry on its business as such is now being conducted and as contemplated to be conducted.

Section 7.02 Legal Power. Buyer has the legal power and right to enter into and perform this Agreement and the transactions it contemplates for Buyer. The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with:

(i) any provision of Buyer’s governing documents;

(ii) any material agreement or instrument to which Buyer is a party or by which Buyer is bound; or

(iii) any judgment, order, ruling or decree applicable to Buyer as a party in interest or any Law applicable to Buyer.

Section 7.03 Execution. The execution, delivery and performance of this Agreement and the transactions it contemplates for Buyer are duly and validly authorized by all requisite limited partnership action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents this Agreement requires be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing those other documents will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 7.04 Brokers. No broker or finder is entitled to any brokerage or finder’s fee, or to any commission, based in any way on agreements, arrangements or understandings made by or on behalf of Buyer or any Affiliate of Buyer for which Seller has or will have any liabilities or obligations (contingent or otherwise).

Section 7.05 Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer.

Section 7.06 Proceedings. There is no suit, action, claim, investigation or inquiry by any Person or entity or by any administrative agency or Governmental Authority and no legal, administrative or arbitration proceeding pending or, to Buyer’s knowledge, threatened against Buyer or any Affiliate of Buyer that has materially affected or will materially affect Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 7.07 Qualifications. Buyer is now, and after the Closing shall continue to be, qualified with all applicable Governmental Authorities to own and operate the Assets and has, and shall maintain, all necessary bonds to own and operate the Assets.

Section 7.08 Investment. Buyer is an “accredited investor,” as that term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution in violation of the Securities Act of 1933, as amended, and the rules and regulations under that statute, any applicable state blue sky laws or any other applicable securities laws. Buyer understands and acknowledges that if any of the Assets were held to be securities, they would be restricted securities and could not be transferred without registration under applicable state and federal securities laws or the availability of an exemption from such registration.

Section 7.09 Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as provided in this Agreement and otherwise to perform its obligations under this Agreement.

Section 7.10 Independent Investigation. Buyer is an experienced and knowledgeable investor in the oil, gas and mineral resources industry that has previously expended substantial amounts in the acquisition and development of oil, gas and mineral properties. Prior to entering into this Agreement, Buyer was advised by and has relied solely on its own legal, tax and other professional counsel concerning this Agreement, the Assets and their value. Buyer is knowledgeable of the usual and customary practices of producers such as Seller, including reliance on the advice of experts (e.g., reservoir and facility engineers, attorneys, tax advisors, accountants, valuation specialists and environmental consultants), and it has had (or will have prior to the Closing) access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Assets, and in making the decision to enter into this Agreement and consummate the transactions contemplated by this Agreement, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets, upon the representations and warranties in Article VI and upon the covenants of Seller in this Agreement, and not on any other representations, warranties or covenants of Seller or any other Person or entity.

Article VIII

Tax-Deferred Exchange

Section 8.01 Election. At or before the Closing, Seller may elect, by notice to Buyer, to effect a tax-deferred exchange, pursuant to section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), of those Assets it owns and is transferring for other qualifying properties in accordance with this Article VIII; provided, however, that notwithstanding anything to the contrary in this Article VIII, under no circumstances shall the consummation of the transactions contemplated by this Agreement be delayed, directly or indirectly, as a result of any such tax-deferred exchange.

Section 8.02 Qualified Intermediary. If Seller makes a tax-deferred exchange election under this Article VIII, Seller may elect, by notice to Buyer delivered on or before the Closing Date, to have all or a portion of the Purchase Price paid to a qualified intermediary.

Section 8.03 Additional Costs. If Seller makes a tax-deferred exchange election under this Article VIII, Buyer shall not be required to incur any additional cost, liability or obligation.

Section 8.04 Indemnification. If Seller makes a tax-deferred exchange election, it shall release, indemnify, defend and hold harmless Buyer from any responsibility or liability related to such election.

Article IX

Seller’s Conditions to Close

The obligations of Seller to consummate the transaction provided for in this Agreement are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 9.01 Representations. The representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates.

Section 9.02 Performance. Buyer shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 9.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Article X

Buyer’s Conditions to Close

The obligations of Buyer to consummate the transaction provided for in this Agreement are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

Section 10.01 Representations. The representations and warranties of Seller contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects as of the date of this Agreement and on the Closing Date as though made on and as of those dates.

Section 10.02 Performance. Seller shall have performed all material obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing.

Section 10.03 Pending Matters. No suit, action or other proceeding shall be pending or threatened against any Party that seeks to restrain, enjoin, or otherwise prohibit the consummation of the transactions contemplated by this Agreement.

Article XI

Purchase Price Allocation and Tax Matters

Section 11.01 Purchase Price Allocation. The Unadjusted Purchase Price has been allocated among the Assets by Buyer as set forth in Schedule 11.01. Seller and Buyer agree that the Allocated Values shall be used to compute any adjustments to the Unadjusted Purchase Price pursuant to this Agreement.

Section 11.02 Transfer Taxes. Buyer shall be responsible for the timely payment of, and shall indemnify and hold harmless Seller Indemnitees from and against, all Transfer Taxes, if any, arising out of or in connection with the transactions contemplated by this Agreement, including any and all legal costs associated with them. Buyer shall prepare and file when due all necessary documentation and Tax Returns with respect to any such Transfer Taxes; provided, however, that Seller shall cooperate with Buyer and take any action reasonably requested by Buyer which does not cause Seller to incur any cost or inconvenience to minimize any such Transfer Taxes. For purposes of this Agreement, the term “Transfer Taxes” means any and all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

Article XII

The Closing

Section 12.01 Time and Place of the Closing. If the conditions referred to in Articles IX and X of this Agreement have been satisfied or waived in writing, and subject to any extensions to which the Parties otherwise may agree in writing, the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, whose address is 104 South Pecos, Midland, Texas 79701, or at such other place reasonably designated by Seller, on October 4, 2016 at 9:00 a.m. local time in Midland, Texas (the “Closing Date”), or such earlier or later date as may be agreed to by the Parties in writing (including e-mail).

Section 12.02 Adjustments to Purchase Price at the Closing.

(a) At the Closing, the Purchase Price shall be increased by the following amounts:

(i) an amount equal to all ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets, and any costs, including rentals and insurance premiums, insofar as such Taxes and costs paid by Seller relate to periods of time after the Effective Time;

(ii) an amount equal to all operating and capital costs and expenses (including without limitation rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges paid by Seller as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) previously paid by Seller that are attributable to the Assets and attributable to the period of time from and after the Effective Time;

(iii) the value of all merchantable Hydrocarbons produced prior to the Effective Time but in storage above the sales connection or upstream of the applicable sales meter as of the Effective Time, such value to be the actual price received for such Hydrocarbons upon the first sale thereof or absent a sale, then such value shall be based upon the average market price posted in the area for Hydrocarbons of similar quality and grade in effect as of the Effective Time, less all applicable royalties, production or severance Taxes, gravity adjustments and transportation expenses necessary to market such production;

(iv) all proceeds actually paid to Buyer from sales of Hydrocarbons that are produced and saved prior to the Effective Time and any other revenues paid to Buyer that arise out of the ownership or operation of the Assets prior to the Effective Time;

(v) an amount equal to all Taxes (other than ad valorem, property and similar taxes) that are paid by Seller in connection with the ownership or operation of the Assets from and after the Effective Time;

(vi) an amount equal to the amount by which the aggregate Title Benefits exceed the aggregate Title Defect Values of Title Defects properly asserted by a Title Defect Notice, if any;

(vii) for all wells located on the Leases and operated by Seller or any Affiliate of Seller, a monthly overhead fee of $800, prorated for partial months, per well while Seller or its Affiliate is operating the Assets from and after the Effective Time; and

(viii) any other amounts provided for in this Agreement or agreed by Buyer and Seller.

(b) At the Closing, the Purchase Price shall be decreased by the following amounts:

(i) an amount equal to all ad valorem, property and similar Taxes and assessments based upon or measured by the ownership of the Assets insofar as such Taxes relate to periods of time prior to the Effective Time and are paid by Buyer, which amount shall, to the extent not actually assessed, be computed based on such Taxes and assessments for the preceding taxable year (such amount to be prorated for the period of Seller’s ownership prior to the Effective Time);

(ii) an amount equal to all operating and capital costs and expenses (including without limitation rentals, royalties, drilling costs, capital expenditures, lease operating expenses, expenses incurred under applicable operating agreements and overhead charges allowable under applicable accounting procedures (COPAS), and including any charges paid by Buyer as non-operator, or in the absence of an operating agreement, those customarily billed under such agreements) paid by Buyer that are attributable to the Assets and attributable to the period of time prior to the Effective Time;

(iii) all proceeds actually collected by Seller from sales of Hydrocarbons that are produced and saved from and after the Effective Time and any other cash receipts of Seller arising out of the ownership or operation of the Assets from and after the Effective Time;

(iv) the Allocated Value of any Subject Interest covered by an exercised PPR pursuant to Section 4.07(b), or the Allocated Value of any Subject Interest excluded under Section 4.08(b);

(v) reduction in the purchase Price for Title Defects as provided in Article IV and for Environmental Defects as provided in Article V;

(vi) an amount equal to all cash in, or attributable to, suspense accounts relative to the Assets for which Buyer has assumed responsibility under Section 16.02; and

(vii) any other amount provided for in this Agreement or agreed by Buyer and Seller.

(c) The adjustments described in Sections 12.02(a) and (b) above are referred to as the “Purchase Price Adjustments.” To the extent that the amount of any Purchase

Price Adjustment is not determinable with certainty by Seller prior to the Closing, the amount of such Purchase Price Adjustment shall be determined by Seller based upon Seller’s estimate.

Section 12.03 Closing Statement. Not later than the third Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) of (a) the estimated Purchase Price Adjustments, and (b) a credit for the Deposit as described in Section 3.02(b). At the Closing, Buyer shall pay the Purchase Price as so estimated to Seller in immediately available federal funds, as adjusted by the Purchase Price Adjustments and the credit for the Deposit reflected on the Closing Statement.

Section 12.04 Actions of Seller at the Closing. At the Closing, Seller shall:

(a) execute, acknowledge and deliver to Buyer the Assignment, in sufficient counterparts for filing in each appropriate county, and such other instruments (in form and substance agreed by Buyer and Seller) as may be reasonably necessary to convey the Assets to Buyer, including appropriate state and federal assignments of record title and operating rights;

(b) execute and deliver to Buyer letters in lieu of transfer or division orders directing all purchasers of Hydrocarbon production from the Subject Interests to make payment of proceeds attributable to such production to Buyer from and after the Effective Time;

(c) execute and deliver to Buyer the Closing Statement;

(d) subject to the provisions of Section 14.03 regarding the Records, deliver to Buyer possession of the Assets;

(e) deliver to Buyer a certificate under Section 1445(b)(2) of the Code executed by Seller, providing that Seller is not a foreign Person;

(f) execute and deliver to Buyer appropriate change of operator forms on those Assets operated by Seller or Seller’s Affiliates;

(g) deliver to Buyer recorded or recordable releases of all mortgage liens, security interests and financing statements granted by Seller that encumber the Assets, if any;

(h) deliver to Buyer a Closing Certificate dated as of the Closing Date, executed by Seller or by an executive officer of Seller or of Seller’s general partner, as applicable, certifying that all of the conditions set forth in Section 10.01 and Section 10.02 have been satisfied;

(i) execute and deliver to the Escrow Agent a joint instruction letter of the Parties, requesting that the Deposit be delivered to Seller, pursuant to Section 3.02(b); and

(j) execute, acknowledge and deliver any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement as may be reasonably requested by Buyer.

Section 12.05 Actions of Buyer at the Closing. At the Closing, Buyer shall:

(a) deliver to Seller the Purchase Price in immediately available federal funds (with the adjustments and credits provided in Section 12.03) by wire transfer to accounts designated by notice to Buyer from Seller on or before the second Business Day before the Closing;

(b) execute and deliver to the Escrow Agent a joint instruction letter of the Parties, requesting that the Deposit be delivered to Seller, pursuant to Section 3.02(b);

(c) execute and deliver to Seller the Closing Statement;

(d) deliver to Seller written evidence of Buyer’s compliance with the requirements of Section 7.07;

(e) deliver to Seller a Closing Certificate dated as of the Closing Date, executed by an executive officer of Buyer’s general partner, certifying that all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied;

(f) subject to the provisions of Section 14.03 regarding the Records, take possession of the Assets; and

(g) execute, acknowledge and deliver the Assignment and any other agreements provided for in this Agreement or necessary or desirable to effectuate the transactions contemplated by this Agreement.

Article XIII

Termination

Section 13.01 Right of Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) by written consent of Buyer and Seller;

(b) by Seller on the Closing Date if the conditions set forth in Article IX have not been satisfied in all material respects or waived by Seller;

(c) by Buyer on the Closing Date if the conditions set forth in Article X have not been satisfied in all material respects or waived by Buyer;

(d) by Seller or Buyer, by notice to the other Party on or after October 14, 2016, if the Closing shall not have occurred by that date;

(e) by Buyer or Seller if any Governmental Authority shall have issued an order, judgment or decree or taken any other action challenging, delaying, restraining, enjoining, prohibiting or invalidating the consummation of any of the transactions contemplated by this Agreement;

(f) by Buyer or Seller if (i) the aggregate amount of the Title Defect Values attributable to all uncured Title Defects (net of the aggregate amount of all Title Benefits) determined in accordance with Article IV, plus (ii) the aggregate amount of the Environmental Defect Values attributable to all uncured Environmental Defects determined in accordance with Article V, exceeds twenty percent (20%) of the Unadjusted Purchase Price (“Aggregate Defect Threshold”); or

(g) by Buyer, pursuant to the termination provisions of Section 4.07 and 4.08.

provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (b), (c), or (d) above if that Party is at the time in material breach of any provision of this Agreement.

Section 13.02 Effect of Termination. If the Closing does not occur as a result of any Party exercising its right to terminate pursuant to Section 13.01, then except as provided in this Section 13.02 and in Sections 4.01, 5.01, 13.02, 13.04 and 13.05, this Agreement shall be null and void and no Party shall have any further rights or obligations under this Agreement, except that a Party shall continue to be liable for any breach of this Agreement or any liability that has accrued prior to the date of termination or results from any event occurring prior to termination. Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to this Article XIII, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any person without any restriction under this Agreement or claim by Buyer hereunder.

(a) If Seller has the right to terminate this Agreement pursuant to Section 13.01(b) and Seller is ready, willing and able to perform its obligations under Section 12.04, and Buyer nevertheless elects not to close the transactions contemplated by this Agreement, then Seller shall be entitled to (i) seek the specific performance of Buyer hereunder, or (ii) terminate this Agreement.

(b) If Buyer has the right to terminate this Agreement pursuant to Section 13.01(c) and Buyer is ready, willing and able to perform its obligations under Section 12.05, and Seller nevertheless elects not to close the transactions contemplated by this Agreement, then Buyer shall be entitled to (i) seek the specific performance of Seller hereunder, or (ii) terminate this Agreement.

Section 13.03 Termination Damages.

(a) Without limiting Section 13.02(a), if this Agreement is terminated by Seller as provided in Section 13.01(b) based upon Buyer wrongfully failing to tender performance at Closing, then Buyer shall cause the Deposit to be delivered to Seller within three (3) Business Days following such termination as liquidated damages on account of such termination, which remedy upon such a termination by Seller shall be the sole and exclusive remedy available to Seller. Buyer and Seller acknowledge and agree that (i) Seller’s actual damages upon such a termination would be difficult to ascertain with any certainty, (ii) that the Deposit is a reasonable estimate of such actual damages, and (iii) such liquidated damages do not constitute a penalty.

(b) Without limiting Section 13.02(b), if this Agreement is terminated as provided in Sections 13.01(a), (c), (d) (e), (f) or (g), then within three (3) Business Days after termination Seller shall cause the Deposit to be delivered to Buyer.

Section 13.04 Return of Documents and Confidentiality. On termination of this Agreement, Buyer shall within ten (10) days following such termination return to Seller all title, engineering and other data, reports, maps and other information furnished by Seller or any Affiliates or Advisors of Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets, together with all copies of the foregoing, and an officer of Buyer shall certify same to Seller in writing.

Section 13.05 Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall any Party be entitled to receive any punitive, indirect or consequential damages unless they are a part of a Third Party claim for which a Party is seeking indemnification under this Agreement, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF THE OTHER PARTY.

Article XIV

Post Closing Obligations

Section 14.01 Gas Imbalances. The Gas Imbalances attributable to the Subject Interests as of the Effective Time of which Seller has knowledge are set forth on Schedule 14.01 (the “Agreed Imbalance”). For purposes of this Agreement, “Gas Imbalances” means over-production or under-production subject to an imbalance or make-up obligation with respect to gas produced from or allocated to the Subject Interests, regardless of whether such over-production or under-production, imbalance or make-up obligation arises at the wellhead, pipeline, gathering system, transportation or other location and regardless of whether the same arises under contract or by operation of Law. Buyer and Seller shall jointly verify the actual net gas imbalances as of the Effective Time in the Accounting Statement and any Agreed Imbalance shall be accounted for between the Parties in the Accounting Statement at the New York Mercantile Exchange (NYMEX) closing price per MCF on the third (3rd) Business Day preceding the Effective Time. This settlement shall be final and neither Party afterwards shall make claim upon the other Party concerning the Gas Imbalances. BUYER ASSUMES ALL RIGHTS AND LIABILITIES RELATING TO GAS IMBALANCES DISCOVERED AFTER THE FINAL STATEMENT INCLUDING ANY REVENUE ADJUSTMENT CAUSED BY SUCH SUBSEQUENTLY DISCOVERED GAS IMBALANCES AND AGREES TO DEFEND AND INDEMNIFY SELLER INDEMNITEES FROM AND AGAINST ANY CLAIM, BY ANYONE, ARISING OUT OF SUCH GAS IMBALANCES REGARDLESS OF A SELLER INDEMNITEE’S NEGLIGENCE OR FAULT (INCLUDING STRICT LIABILITY).

Section 14.02 Final Accounting Statement.

(a) On or before the ninetieth (90th) day after the Closing Date, Seller shall prepare and deliver to Buyer a revised Closing Statement setting forth a detailed calculation of the actual Purchase Price Adjustments (the “Accounting Statement”). The Accounting Statement shall include any adjustment or payment which was not finally determined as of the Closing Date, including any Gas Imbalances, and the allocation of revenues and expenses as determined in accordance with Section 12.02. Seller shall provide Buyer such data and information as Buyer reasonably may request supporting the amounts reflected on the Accounting Statement to permit Buyer to agree to the Accounting Statement. The Accounting Statement shall become final and binding on the Parties on the 31st day following receipt by Buyer (the “Final Settlement Date”) unless Buyer gives written notice of its disagreement (a “Notice of Disagreement”) to Seller prior to that date, and upon such Notice of Disagreement, the Accounting Statement will be final and binding with respect to all matters other than those specified in the Notice of Disagreement. Any Notice of Disagreement shall specify in detail the dollar amount, nature and basis of any disagreement so asserted. If a Notice of Disagreement is received by Seller in a timely manner, then the Parties shall use commercially reasonable efforts to resolve the disagreement evidenced by the Notice of Disagreement.

(b) If the amount of the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price as set forth on the Final Statement exceeds the amount of the estimated Purchase Price paid at the Closing on or before the fifth (5th) Business Day after the Final Settlement Date. If the amount of the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing, then Seller shall refund to Buyer the amount by which the Purchase Price as set forth on the Final Statement is less than the amount of the estimated Purchase Price paid at the Closing on or before the fifth (5th) Business Day after the Final Settlement Date. For purposes of this Agreement, the term “Final Statement” means the final Accounting Statement as finalized pursuant to Section 14.02(a).

(c) The Parties agree that any and all payments pursuant to this Agreement shall, to the maximum extent permitted by applicable Law, be treated for all Tax purposes as an adjustment to the Purchase Price.

Section 14.03 Further Cooperation. Seller shall make the Records available to be picked up by Buyer at the offices of Seller during normal business hours within twenty (20) Business Days after the Closing to the extent the Records are in the possession of Seller and are not subject to contractual restrictions on transferability. Seller shall have the right to retain copies of any of the Records and the rights granted under Section 18.04.

Section 14.04 After the Closing. After the Closing Date, Seller and Buyer, at the request of the other and without additional consideration, shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer and shall take such other action as the other reasonably may request to convey and deliver the Assets to Buyer and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. After the Closing, the Parties will cooperate to have all proceeds received attributable to the Assets be paid to the proper Party under this Agreement and to have all expenditures to be made with respect to the Assets be made by the proper Party under this Agreement. To the extent a Party receives funds after the Closing Date, other than funds described in and allocated pursuant to Section 12.02(a) or (b), to which another Party is entitled, the receiving Party will promptly transfer such funds to the Party so entitled. To the extent a Party receives any invoice or statement after the Closing Date that is the responsibility of another Party, the receiving Party will promptly send the invoice or statement to the appropriate Party.

Article XV

Operation of the Assets

Section 15.01 Operations. From and after the date of this Agreement until the Closing, except as expressly contemplated by this Agreement, as expressly consented to in writing by Buyer (which consent will be conclusively presumed to have been given as of 5:00 p.m. Midland, Texas, time on the third (3rd) Business Day following notice to Buyer requesting the consent unless Buyer has notified Seller that it does not consent), or in situations in which emergency action is taken in the face of risk to life, property or the environment, Seller shall:

(a) Operate, manage and maintain the Subject Interests operated by Seller or an Affiliate of Seller in the usual, regular and ordinary manner consistent with past practice;

(b) maintain the books of account and records relating to the Assets in the usual, regular and ordinary manner, in accordance with its usual accounting practices;

(c) shall give written notice to Buyer as soon as is practicable of any written notice received or given by Seller with respect to any alleged breach by Seller or any third party of any Lease or Material Contract or violation of law or lawsuit or similar claim related to the Assets;

(d) pay all taxes and assessments with respect to the Assets that become due and payable prior to Closing;

(e) except to the extent necessary to maintain a Lease, not enter into a material Contract, or materially amend or change the terms of any such Contract that would involve individual commitments of more than $50,000 net to Seller’s interest;

(f) Except to the extent necessary or advisable to maintain a Lease or avoid forfeiture or penalties, not enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any well located on the Leases, nor commence any drilling, reworking or completing or other operations on the Leases which requires estimated expenditures exceeding $50,000, net to Seller’s Interest, for each operation (except for emergency operations) without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned); provided that the terms of this paragraph (c) shall not apply to any expenditures of Seller which will not be charged to Buyer;

(g) unless required by Law or a Governmental Authority, not plug or abandon any well located on the Subject Interests that is identified on Exhibit B as producing;

(h) not transfer, sell, mortgage, farmout, hypothecate, pledge or otherwise dispose of any material portion of the Subject Interests other than the sale and/or disposal of Hydrocarbons in the ordinary course of business and sales of equipment that is no longer necessary in the operation of the Subject Interests or for which replacement equipment has been obtained; and

(i) not release, terminate or materially amend any Lease or Easement.

Section 15.02 Limitations on the Operational Obligations and Liabilities of Seller.

(a) Buyer acknowledges that Seller owns undivided interests in some or all of the Assets, and Buyer agrees that, as long as Seller has voted Seller’s interests in a manner that complies with the provisions of this Article XV, the acts or omissions of the other working interest owners shall not constitute a violation of the provisions of this Article XV, nor shall any action required by a vote of working interest owners constitute such a violation. To the extent that Seller or an Affiliate of Seller is not the operator of an Asset, the obligations of Seller in this Article XV shall be construed to require that Seller use reasonable efforts (without being obligated to incur any material expense or institute any cause of action) to cause the operator of that Asset to take such actions or render such performance within the constraints of the applicable operating agreements and other applicable agreements.

(b) Notwithstanding anything to the contrary in this Article XV, Seller shall have no liability to Buyer for, and Buyer agrees to release, defend, indemnify and hold harmless Seller and Seller’s shareholders, partners, members, managers, Affiliates, co-lessees, co-venturers and their respective officers, directors, managers, employees, agents, partners, representatives, members, shareholders, Affiliates, subsidiaries, successors, heirs and assigns (collectively, “Seller Indemnitees”) from, the incorrect payment of delay rentals, royalties, shut-in royalties or similar payments (INCLUDING THOSE RESULTING FROM A SELLER INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) to the extent that such payments relate to periods after the Effective Time. In no event shall Buyer’s remedy for Seller’s breach of Seller’s obligations under this Article XV exceed the Allocated Value of the Subject Interest affected by such breach.

Section 15.03 Operation of the Assets after the Closing. It is expressly understood and agreed that Seller shall not be obligated to continue operating any of the operated Assets following the Closing and Buyer assumes full responsibility for operating (or causing the operation of) all such Assets following the Closing. Seller does not warrant or guarantee that Buyer will become the operator of the operated Assets or any portion of the Assets, as such matter will be controlled by the applicable joint operating agreement(s). Without implying any obligation on Seller’s part to continue operating any operated Assets after the Closing, if Seller elects to continue to operate any such Assets following the Closing at the request of Buyer or any Third Party working interest owner, due to constraints of applicable joint operating agreement(s), failure of a successor operator to take over operations or other reasonable cause, the continued operation by Seller shall be for the account of Buyer, at the sole risk, cost and expense of Buyer. Buyer releases and agrees to indemnify, defend and hold harmless Seller Indemnitees, as a part of the Assumed Obligations, from and against all claims, losses, damages, costs, expenses, causes of action and judgments of any kind or character (INCLUDING THOSE RESULTING FROM A SELLER INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY) with respect to (a) continued operations by Seller, (b) Buyer’s assumption of operations from Seller, and (c) compliance with the terms of any applicable joint operating agreement related to the election of a successor operator.

Section 15.04 Change in Circumstances; Casualty Loss.

(a) If Closing occurs, Buyer shall assume all risk of loss with respect to, and any change in the condition of, the Assets from and after the Effective Time, including with respect to the depletion of Hydrocarbons, the watering-out of any well, the collapse of casing, sand infiltration of wells and damage to and depreciation of property, including normal wear and tear, except to the extent that such change in condition results from the gross negligence or willful misconduct of Seller.

(b) If after the Effective Time and prior to the Closing any part of the Assets shall be damaged or destroyed by fire or other casualty (“Casualty Loss”) or if any part of the Assets shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending or threatened (“Government Takings”), this Agreement shall remain in full force and effect notwithstanding any such destruction, taking or proceeding, or the threat of any such destruction, taking or proceeding, and the Parties shall proceed with the transactions contemplated by this Agreement notwithstanding such Casualty Loss or Government Taking without reduction of the Purchase Price, but subject to Section 15.04(c). Seller shall maintain its insurance coverage with respect to the Assets from the date of this Agreement until Closing.

(c) Notwithstanding Section 15.04(a), in the event of any loss described in Section 15.04(b), at the Closing, Seller shall pay to Buyer all sums paid to Seller by Third Parties directly by reason of the Casualty Loss or Government Taking, including any sums paid pursuant to any policy or agreement of insurance or indemnity, and shall assign, transfer and set over unto Buyer all of the rights, title and interest of Seller in and to any claims, causes of action, unpaid proceeds or other payments from Third Parties, including any policy or agreement of insurance or indemnity, directly arising out of such Casualty Loss or Government Taking.

Article XVI

Obligations and Indemnification

Section 16.01 Retained Obligations. Provided that the Closing occurs and subject to Section 16.04, Seller shall retain Seller’s 9-Month Retained Obligations, Seller’s Statute of Limitations Retained Obligations and Seller’s Indefinite Retained Obligations, as defined below (collectively, the “Retained Obligations”).

(a) “Seller’s 9-Month Retained Obligations” means the following obligations, duties and liabilities with respect to the condition, ownership and (if applicable) operation of the Assets that are attributable to the periods before the Effective Time:

(i) Responsibility for the payment of all operating expenses and capital expenses related to the periods before the Effective Time;

(ii) Responsibility for payment of all royalties, overriding royalties, production payments, net profits obligations, rentals, severance taxes and other burdens or encumbrances to which the Assets are subject that are attributable to periods before the Effective Time, excluding funds in suspense accounts for which Buyer receives an adjustment to the Purchase Price;

(iii) Except the extent assumed by Buyer in this Agreement, responsibility for compliance with all applicable Laws (excluding Environmental Laws) pertaining to the Assets, and the procurement and maintenance of all permits, consents, authorizations, and bonds required by public authorities in connection with the Assets to the extent attributable to the periods before the Effective Time; and

(iv) Responsibility for proper accounting for and disbursement of production proceeds from or attributable to the Assets operated by Seller attributable to periods before the Effective Time, excluding funds in any suspense accounts transferred to Buyer or suspense funds for which Buyer receives an adjustment to the Purchase Price.

(b) “Seller’s Statute of Limitations Retained Obligations” means all obligations, liabilities and duties, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with responsibility for all taxes attributable to ownership and operation of the Assets for all periods (or portion thereof) ending before the Effective Time.

(c) “Seller’s Indefinite Retained Obligations” means all obligations, liabilities and duties, whether known or unknown, liquidated or contingent, to the extent arising from, based upon, related to, or associated with:

(i) Responsibility for all claims asserted by Buyer or any Third Party that

Seller did not have an effective power of attorney, agency arrangement or other valid authorization to execute this Agreement on behalf of any party listed on Schedule I or to convey to Buyer any of the Assets on behalf of any party listed on Schedule I;

(ii) Responsibility for all obligations and amounts owed to any employees of Seller or any Affiliate of Seller relating to the employment of such individuals by Seller or any Affiliate of Seller or the termination of employment of such individuals by Seller or any Affiliate of Seller;

(iii) Responsibility for all obligations and liabilities owed to any employees of Seller or any Affiliate of Seller arising under any employee benefit or welfare plan maintained by Seller or any Affiliate of Seller;

(iv) Responsibility for all claims asserted by any employee of Seller or any Affiliate of Seller for bodily injury or death, except for any such claims arising from or related to any act or omission of any Buyer Indemnitee or any Person retained by or under the direction or control of any Buyer Indemnitee;

(v) Responsibility for all claims asserted by Third Parties for bodily injury to or death of such Third Parties and which arose or relate to any fact, event, matter, or circumstance with respect to the Assets that occurred prior to Closing; and

(vi) Responsibility for all claims related to the Excluded Assets and those matters described on Schedule 6.11.

Section 16.02 Assumed Obligations. Provided that the Closing occurs, except for Seller’s 9-Month Retained Obligations (which Seller shall retain for nine (9) months following Closing), Seller’s Statute of Limitations Retained Obligations (which Seller shall retain for the duration of the applicable statute of limitations), and Seller’s Indefinite Retained Obligations (which Seller shall retain indefinitely following Closing) and Seller’s indemnification obligations hereunder, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation of the Assets, whether attributable to periods before, at or after the Effective Time REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OF THE SELLER INDEMNITEES, including those arising out of (a) the terms of the Easements, Contracts, Leases, Personal Property or Subject Interests comprising part of the Assets; (b) Gas Imbalances; (c) suspense accounts; (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time; (e) obligations to properly plug and abandon or re-plug or re-abandon or remove or bury wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets; (f) the Assumed Environmental Obligations; (g) alleged Title Defects that are deemed to constitute Assumed Obligations under Article IV; (h) the Seller’s 9-Month Retained Obligations to the extent Buyer does not provide Seller with a Claim Notice complying with Section 16.05 on or before the day occurring nine (9) months after the Closing; (i) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement; (j) all taxes attributable to ownership of the Assets for all periods (or portion thereof) ending after the Effective Time; and

(j) any Retained Obligation as to which Seller does not have, or no longer have, an obligation to indemnify Buyer in accordance with the terms of this Agreement (collectively, the “Assumed Obligations”).

Section 16.03 Buyer’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LIABILITIES, LOSSES, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING THOSE INVOLVING THEORIES OF NEGLIGENCE OR STRICT LIABILITY OR PRE-EXISTING DEFECTS AND INCLUDING COURT COSTS AND ATTORNEYS’ FEES) (COLLECTIVELY, THE “LOSSES” OR IN THE SINGULAR, A “LOSS”) AS A RESULT OF, ARISING OUT OF, OR RELATED TO THE ASSUMED OBLIGATIONS OR A BREACH OF A REPRESENTATION OR WARRANTY BY BUYER HEREIN, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE SELLER INDEMNITEES.

Section 16.04 Seller’s Indemnification. PROVIDED THAT THE CLOSING OCCURS, SELLER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, AND BUYER’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, MEMBERS, SHAREHOLDERS, AFFILIATES AND SUBSIDIARIES (COLLECTIVELY, THE “BUYER INDEMNITEES”) FROM AND AGAINST ANY AND ALL LOSSES AS A RESULT OF, ARISING OUT OF, OR RELATED TO THE RETAINED OBLIGATIONS, REGARDLESS OF WHETHER CAUSED OR CONTRIBUTED TO BY THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE BUYER INDEMNITEES; PROVIDED, HOWEVER, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, (A) SELLER’S INDEMNIFICATION OBLIGATION AND OTHER OBLIGATIONS UNDER THIS SECTION 16.04 TO INDEMNIFY BUYER FOR SELLER’S 9-MONTH RETAINED OBLIGATIONS SHALL APPLY ONLY IF AND TO THE EXTENT BUYER PROVIDES SELLER WITH A CLAIM NOTICE COMPLYING WITH SECTION 16.05 ON OR BEFORE THE DAY OCCURRING NINE (9) MONTHS AFTER THE CLOSING, (B) SELLER’S INDEMNIFICATION OBLIGATION AND OTHER OBLIGATIONS UNDER THIS SECTION 16.04 TO INDEMNIFY BUYER FOR SELLER’S STATUTE OF LIMITATIONS RETAINED OBLIGATIONS SHALL APPLY ONLY IF AND TO THE EXTENT BUYER PROVIDES SELLER WITH A CLAIM NOTICE COMPLYING WITH SECTION 16.05 ON OR BEFORE THE EXPIRATION OF ANY STATUTE OF LIMITATIONS PERIOD APPLICABLE TO ANY CLAIM RELATED TO SELLER’S STATUTE OF LIMITATIONS RETAINED OBLIGATIONS, (C) BUYER SHALL BEAR SOLE RESPONSIBILITY FOR THE AGGREGATE LOSSES ASSOCIATED WITH ALL SUCH CLAIMS UP TO FIVE HUNDRED THOUSAND DOLLARS ($500,000), IT BEING INTENDED BY THE PARTIES THAT SELLER BE OBLIGATED ONLY TO THE EXTENT OF THOSE LOSSES THAT EXCEED FIVE HUNDRED THOUSAND DOLLARS ($500,000), AND (D) SELLER’S AGGREGATE LIABILITY UNDER THIS SECTION 16.04 IS LIMITED TO AN AMOUNT EQUAL TO TEN PERCENT (10%) OF THE UNADJUSTED PURCHASE PRICE. FOR THE AVOIDANCE OF DOUBT,

EXCEPT AS TO BUYER’S OBLIGATION TO PROVIDE A CLAIM NOTICE TO SELLER COMPLYING WITH SECTION 16.05, THERE SHALL BE NO TIMING, MONETARY OR OTHER LIMITATIONS ON SELLER’S INDEMNIFICATION OBLIGATIONS FOR ANY OF SELLER’S INDEFINITE RETAINED OBLIGATIONS. INDEMNIFICATION UNDER THIS SECTION 16.04 SHALL BE BUYER’S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY RETAINED OBLIGATION OR ANY BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER MADE IN ARTICLE VI, AND SELLER’S LIABILITY WITH RESPECT TO ANY RETAINED OBLIGATION OR BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER MADE IN ARTICLE VI SHALL BE SUBJECT TO THE PROCEDURES AND LIMITATIONS ON TIMING AND AMOUNT PROVIDED IN THIS SECTION 16.04 AND IN SECTION 16.05.

Section 16.05 Notices and Defense of Indemnified Matters.

(a) For purposes of this Section 16.05, the term “Indemnifying Party” when used in connection with particular Losses shall mean the party or parties having an obligation to indemnify another party or parties with respect to such losses pursuant to this Agreement, and the term “Indemnified Party” when used in connection with particular Losses shall mean the party or parties having the right to be indemnified with respect to such Losses by another party or parties pursuant to this Agreement.

(b) To make claim for indemnification under any of Section 16.03 or 16.04, an Indemnified Party must notify the Indemnifying Party of its claim under this Section 16.05, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that the failure of any Indemnified Party to give timely notice of a Claim as provided in this Section 16.05 shall relieve the Indemnifying Party of its obligations under Section 16.03 or 16.04 (as applicable) only to the extent that failure results in insufficient time being available to permit the Indemnifying Party to defend effectively against the Claim or otherwise materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(c) In the case of a claim for indemnification based upon a Claim, the Indemnifying Party, on or before the thirtieth (30th) day after its receipt of the Claim Notice, shall notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against the Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and before the expiration of this 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its liability to defend the Claim, it shall have the right and obligation to diligently defend, at its sole cost and expense, the

Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement of the Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 16.05. Without the written consent of the Indemnified Party, an Indemnifying Party shall not (i) settle any Claim or consent to the entry of any judgment with respect to any Claim which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect any Claim in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability to defend the Claim or admits its liability but fails diligently to prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability to defend the Claim and assume the defense of the Claim at any time prior to its settlement or final determination. If the Indemnifying Party has not yet admitted its liability to defend a Claim, the Indemnified Party shall notify the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option, on or before the tenth (10th) day following receipt of that notice (i) to admit in writing its liability to defend the Claim, and (ii) if liability is so admitted, to reject, in its reasonable judgment, the proposed settlement.

(f) In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice (i) to cure the Losses complained of, (ii) to admit its liability for those Losses, or (iii) to dispute the claim for those Losses. If the Indemnifying Party does not notify the Indemnified Party within this 30-day period that it has cured the Losses or that it disputes the claim for those Losses, the amount of those Losses shall conclusively be deemed a liability of the Indemnifying Party.

Article XVII

Limitations on Representations and Warranties

Section 17.01 Disclaimers of Representations and Warranties. The express representations and warranties of Seller contained in this Agreement are exclusive and are in lieu of all other representations and warranties, express, implied or statutory.

Section 17.02 Sale “As Is” “Where Is”. BUYER REPRESENTS THAT IT HAS INSPECTED, OR WILL HAVE THE OPPORTUNITY TO INSPECT, THE ASSETS AND IF CLOSING OCCURS, WILL ACCEPT THE PHYSICAL AND ENVIRONMENTAL CONDITION OF SAME ON AN “AS IS-WHERE IS” BASIS, AND BUYER FOREVER RELEASES SELLER INDEMNITEES FROM ANY LIABILITY WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING,

REGARDLESS OF WHETHER CAUSED BY OR ATTRIBUTABLE TO A SELLER INDEMNITEE’S SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE, FAULT, OR STRICT LIABILITY, AND REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES BEFORE OR AT THE CLOSING. WITHOUT LIMITING THE FOREGOING, BUYER WAIVES ANY RIGHT TO RECOVER FROM SELLER AND FOREVER RELEASES AND DISCHARGES SELLER INDEMNITEES AND AGREES TO RELEASE, INDEMNIFY, DEFEND AND HOLD SELLER INDEMNITEES HARMLESS FROM AND AGAINST ANY AND ALL DAMAGES, CLAIMS, LOSSES, LIABILITIES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS AND EXPENSES WHATSOEVER, INCLUDING ATTORNEYS’ FEES AND COSTS, WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING OR ANY LAW OR REGULATION APPLICABLE TO THE ASSETS, INCLUDING THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. § 9601 et. seq.), THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976 (42 U.S.C. § 6901 et. seq.), THE CLEAN WATER ACT (33 U.S.C. §§ 466 et. seq.), THE SAFE DRINKING WATER ACT (14 U.S.C. §§ 1401-1450), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. § 7401 et. seq.), AS AMENDED, THE CLEAN AIR ACT AMENDMENTS OF 1990, AND ANY OTHER APPLICABLE FEDERAL, STATE OR LOCAL LAW, REGARDLESS OF WHETHER ARISING DURING THE PERIOD OF, OR FROM, OR IN CONNECTION WITH, SELLER’S OWNERSHIP OF THE ASSETS OR USE OF THE PROPERTY DESCRIBED IN THE LEASES AT OR PRIOR TO THE CLOSING, AND REGARDLESS OF WHETHER ATTRIBUTABLE TO THE STRICT LIABILITY OF A SELLER INDEMNITEE OR TO THE SOLE, JOINT, COMPARATIVE OR CONCURRENT NEGLIGENCE OF A SELLER INDEMNITEE, EVEN IF CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A SELLER INDEMNITEE PRIOR TO CLOSING. NOTWITHSTANDING THE FOREGOING, BUYER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 17.02 ARE ALSO SUBJECT TO AND LIMITED BY THE EXPRESS OBLIGATIONS OF SELLER CONTAINED IN THIS AGREEMENT TO THE EXTENT THAT ANY OF THE FOREGOING RELATE TO THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE ASSETS AT THE CLOSING.

Section 17.03 DISCLAIMER REGARDING THE ASSETS. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE SPECIAL WARRANTY AND SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND THE ASSIGNMENT, SELLER HAS NOT MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY COVENANT, REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE CONDITION OF ANY BUILDINGS, FACILITIES, WELLS, EQUIPMENT, INVENTORY, MACHINERY, FIXTURES AND PERSONAL/MOVABLE PROPERTY CONSTITUTING PART OF THE ASSETS (COLLECTIVELY, THE “TANGIBLE PROPERTY”), INCLUDING (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS,

(d) ANY RIGHTS OF BUYER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, (e) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, (f) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM HIDDEN DEFECTS OR OTHER DEFECTS, WHETHER KNOWN OR UNKNOWN, AND (g) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW IN EFFECT NOW OR IN THE FUTURE, IT BEING THE EXPRESS INTENTION OF SELLER AND BUYER THAT THE TANGIBLE PROPERTY SHALL BE CONVEYED TO BUYER AS IS AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR. BUYER REPRESENTS TO SELLER THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS WITH RESPECT TO THE TANGIBLE PROPERTY AS BUYER DEEMS APPROPRIATE AND BUYER WILL ACCEPT THE TANGIBLE PROPERTY AS IS, WHERE IS, IN THEIR PRESENT CONDITION AND STATE OF REPAIR.

Section 17.04 DISCLAIMER REGARDING INFORMATION. SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES, AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN, ELECTRONIC OR ORAL) NOW, IN THE PAST OR IN THE FUTURE FURNISHED TO BUYER BY OR ON BEHALF OF SELLER OR (b) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GEOLOGICAL OR GEOPHYSICAL DATA OR INTERPRETATIONS, THE QUALITY, QUANTITY, RECOVERABILITY OR COST OF RECOVERY OF ANY HYDROCARBON RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, OR THE ABILITY TO SELL OR MARKET ANY HYDROCARBONS AFTER CLOSING.

Article XVIII

Miscellaneous

Section 18.01 Names. As soon as reasonably possible after the Closing, but in no event later than the forty-fifth (45th) day after the Closing, Buyer shall at Buyer’s expense remove the name of Seller and Seller’s Affiliates, or any variations on them, from all of the operated Assets and make the requisite filings with, and provide the requisite notices to, the appropriate federal, state or local agencies to place the title or other indicia of ownership, including operation of the operated Assets, in a name other than the name of Seller or any of Seller’s Affiliates, or any variations of them.

Section 18.02 Expenses. Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with this transaction, and neither Party shall be entitled to any reimbursement for such expenses from the other Party.

Section 18.03 Filings, Notices and Certain Governmental Approvals. Promptly after Closing, Buyer shall at Buyer’s expense (a) record the Assignment of the Assets, all state/federal assignments and any lien releases related to the Assets executed or delivered at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies; (b) send notices to vendors supplying goods and services for the Assets of the assignment of the Assets to Buyer and, if applicable, the designation of Buyer as the operator of the operated Assets; (c) actively pursue the unconditional approval of all applicable Governmental Authorities of the assignment of the Assets to Buyer and the designation of Buyer as the operator of the operated Assets; and (d) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the liabilities assumed by Buyer under this Agreement, that have not been obtained prior to Closing. Buyer shall take any and all action required by any Governmental Authority to obtain unconditional approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.

Section 18.04 Document Retention. As used in this Section 18.04, the term “Documents” means all files, documents, books, Records and other data delivered to Buyer by Seller pursuant to the provisions of this Agreement (other than those that Seller retained either the original or a copy of), including financial accounting and Tax records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets prior to the Closing Date. Buyer shall retain and preserve the Documents for a period of no less than five (5) years following the Closing Date (or for such longer period as may be required by Law), and shall allow Seller or its representatives to inspect the Documents at reasonable times and upon reasonable notice during regular business hours during such time period. Seller shall have the right during such period to make copies of the Documents at Seller’s expense.

Section 18.05 Entire Agreement. This Agreement, the Confidentiality Agreement and the documents to be executed under this Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter of this Agreement, the Confidentiality Agreement and the documents to be entered into under this Agreement. Any supplement, amendment, alteration, modification or waiver of this Agreement shall be binding only if executed in writing by the Parties and specifically referencing this Agreement.

Section 18.06 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other of its provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 18.07 Construction. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. The Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and as such the Parties agree that if an ambiguity or question of intent or interpretation arises under this Agreement, this Agreement shall not be construed more strictly against one Party than another on the grounds of authorship.

Section 18.08 No Third Party Beneficiaries. Except as provided in Section 16.04 and except for other provisions in this Agreement relating to Buyer’s obligations to Seller Indemnitees, nothing in this Agreement shall provide any benefit to any Third Party or entitle any Third Party to any claim, cause of action, remedy or right of any kind, it being the intent of the Parties that this Agreement shall otherwise not be construed as a Third Party beneficiary contract.

Section 18.09 Assignment. Except as otherwise provided in Article VIII or in this Section 18.09, a Party may assign or delegate any of its rights or duties under this Agreement only with the prior written consent of the other Party, and any assignment made without such consent shall be void. Provided, however, the Parties hereby agree that Buyer may assign, in whole or in part, its rights under this agreement to any wholly owned Affiliate or subsidiary of Buyer. Except as otherwise provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors, assigns and legal representatives.

Section 18.10 Governing Law. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICT OF LAWS RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.

Section 18.11 Jurisdiction. THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR THE OTHER DOCUMENTS EXECUTED PURSUANT TO OR IN CONNECTION WITH THIS AGREEMENT SHALL BE LITIGATED (IF AT ALL) ONLY IN THE DISTRICT COURTS OF TEXAS IN MIDLAND COUNTY OR (IF IT HAS JURISDICTION) THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS LOCATED IN MIDLAND COUNTY, TEXAS. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 18.12 Notices. Any notice, communication, request, instruction or other document required or permitted under this Agreement shall be given in writing and delivered in person or by courier, email or facsimile to the addresses of Seller and Buyer set forth below. Any such notice shall be effective only upon receipt.

Seller:	BTA OIL PRODUCERS, LLC
104 South Pecos
Midland, Texas 79701
Attention: Mr. Willis Price

Buyer:	Parsley Energy, L.P.
303 Colorado Street, Suite 3000
Austin, Texas 78701
Attention: Michael W. Hinson

Any Party may, by written notice so delivered to the other Party, change its address for notice purposes under this Agreement.

Section 18.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect and the Parties shall negotiate in good faith to modify this Agreement so as to effect their original intent as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 18.14 Survival. Other than the representations and warranties of Seller made in Sections 6.01 through 6.06 and by Buyer in Sections 7.01 through 7.06, which shall, in each case, survive the Closing until the expiration of the applicable statute of limitation period with respect thereto, and special warranty of title of Seller in Section 4.06, which shall survive indefinitely, all of the representations and warranties of the Parties hereunder shall survive the Closing until nine (9) months after the Closing Date and shall thereafter expire. All other indemnities, covenants and agreements contained in this Agreement shall survive the Closing until fully performed in accordance with the terms and conditions of this Agreement.

Section 18.15 Time of the Essence. Time shall be of the essence with respect to all time periods and notice periods set forth in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 18.16 Counterpart Execution. This Agreement may be executed in any number of counterparts (including by facsimile or email transmission), and each such counterpart shall be effective as to each Party that executes the same whether or not all of the Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement, but each counterpart shall be considered an original.

Section 18.17 Public Announcements. No press release or other public announcement or public disclosure having or containing any reference, either directly or by implication, to this Agreement or the transactions contemplated by this Agreement shall be made or used by Seller or Buyer, unless the same first shall have been approved in writing by an authorized officer of the other Party, except for such disclosure as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange having jurisdiction over the Parties or their respective Affiliates. This prohibition specifically includes, but is not limited to, any public release (either through print or broadcast news media), articles prepared for internal or external publication, technical papers and discussions with journalists. Without limiting the foregoing, Buyer agrees to the fullest extent possible to withhold, redact or otherwise not disclose the names of the Seller to this Agreement, including, without limitation, the parties listed on Schedule I, in any press release, announcement, or disclosure.

In furtherance of (and not in limitation of) the foregoing, if either Party is required to make a press release or other public announcement or disclosure respecting this Agreement or the transactions contemplated hereby (as contemplated by clause (a) above) or if either Party wishes to make a non-required press release or other public announcement or disclosure (whether contemplated by clause (b) above or otherwise), such Party will provide the other Party with a draft of such press release or other public announcement or disclosure for review at least one (1) Business Day prior to the time that such press release or other public announcement or disclosure is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement or disclosure and the contents thereof. Failure by such other Party to provide comments back to the disclosing Party within one (1) Business Day of receipt of the draft release or announcement or disclosure will be deemed consent to the issuance of such press release or other public announcement or disclosure and the contents thereof.

Section 18.18 Exclusivity; Waiver of Rescission.

(a) Buyer agrees that after Closing, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by Seller pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto or with respect to the Retained Obligations, the relief and remedy available to Buyer in respect of said liability, breach, default, or nonperformance shall be limited to the extent properly claimable hereunder and subject to the terms and provisions of Article XVI.

(b) Buyer acknowledges that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer waives any right to rescind this Agreement or any of the transactions contemplated hereby.

Section 18.19 Several Liability. Notwithstanding anything to the contrary contained in this Agreement, it is agreed that to the extent each separate party comprising Seller (hereinafter a “Separate Seller”, whether one or more) shall have liability or responsibility for any obligations or liabilities under this Agreement or the Assignment, such liability or responsibility shall be several, and not joint, and shall be borne by such Separate Seller, such that the percentage of any such liability or obligation borne by such Separate Seller shall not exceed the percentage obtained by dividing (x) the undivided working interest owned by such Separate Seller in the affected Assets, by (y) the sum of the undivided working interest owned by all parties comprising Seller in the affected Assets; provided, however, nothing in this Section 18.19 shall release, waive, or otherwise release Seller from its liabilities and responsibilities as provided in this Agreement.

Section 18.20 Waiver of Trade Practices Act.

(a) It is the intention of the parties that Buyer’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Buyer hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes. Buyer acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $25,000,000 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b) Buyer expressly recognizes that the price for which Seller has agreed to perform Seller’s obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to proceed with the entering into this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

(c) In addition to the foregoing, and in order to ensure compliance with Texas’ DTPA Section 17.42(c), Buyer waives all rights it may possess, if any, under the DTPA with the following certification:

WAIVER OF RIGHTS

BUYER WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

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IN WITNESS WHEREOF, Seller and Buyer have executed and delivered this Agreement as of the date first set forth above.

SELLER: BTA OIL PRODUCERS, LLC, acting Individually and as Attorney-in-Fact for the parties listed on Schedule “I” attached hereto

By:	/s/ Barry Beal, Jr.
Barry Beal, Jr.
Managing Member

BUYER:

PARSLEY ENERGY, L.P.
By:	Parsley Energy Management, LLC, its General Partner

By:	/s/ Michael W. Hinson
Name: Michael W. Hinson
Title: Vice President—Corporate Development